Exhibit 2.1

EXECUTION COPY

MERGER AGREEMENT

by and among

IVOW, INC.,

iSHS Merger Sub, Inc.

and

SOUND HEALTH SOLUTIONS, INC.

TABLE OF CONTENTS

ARTICLE 1 The Merger

i

Section 2.29.	Disclosure.
Section 2.30.	Updating of Schedules.
Section 2.31.	Location of Assets.
Section 2.32.	Significant Customers.
Section 2.33.	Privacy.
Section 2.34.	Broker’s Fee.

ARTICLE 3 Representations, Warranties and Covenants of the Company Stockholders

Section 3.1.	Authority.
Section 3.2.	No Legal Bar; Conflicts.
Section 3.3.	Ownership of Shares.
Section 3.4.	Accredited Investor.

ARTICLE 4 Representations and Warranties of Purchaser and the Merger Sub

Section 4.1.	Corporate Status of Purchaser.
Section 4.2.	Authority.
Section 4.3.	Authority of Purchaser and Merger Sub.
Section 4.4.	Capital Structure.
Section 4.5.	SEC Documents.
Section 4.6.	Litigation.

ARTICLE 5 Conditions Precedent to Obligations of Purchaser and the Merger Sub

Section 5.1.	Accuracy of Representations, Warranties and Covenants.
Section 5.2.	Termination of Security Interests.
Section 5.3.	Licenses, Permits, Approvals, Etc.
Section 5.4.	Independent Consulting Agreements.
Section 5.5.	Repurchase Agreement.
Section 5.6.	Approval of Legal Matters by Counsel.
Section 5.7.	No Adverse Proceedings.
Section 5.8.	Receipt of Closing Documents.
Section 5.9.	Approval of Updated Schedules.
Section 5.10.	Third Party Consents.
Section 5.11.	Company Stockholder Matters.
Section 5.12.	Dissenting Shares.
Section 5.13.	Exemption.
Section 5.14.	No Debt.
Section 5.15.	Tax Returns.
Section 5.16.	Extinguishment of Options.
Section 5.17.	PLLC Agreement.

ARTICLE 6 Conditions Precedent to Obligations of the Company

Section 6.1.	Accuracy of Representations, Warranties and Covenants.
Section 6.2.	Receipt of Closing Documents.
Section 6.3.	Company Stockholder Approval.
Section 6.4.	Consulting Agreements.
Section 6.5.	Release of Guarantees.

ii

ARTICLE 7 Closing

Section 7.1.	Date, Time and Place of Closing.
Section 7.2.	Documents to Be Delivered by the Company to Purchaser.
Section 7.3.	Items to Be Delivered by Purchaser.

ARTICLE 8 Further Agreements

Section 8.1.	Commissions and Expenses of Sale.
Section 8.2.	Other Acquisition Proposals.
Section 8.3.	Approvals and Consents.
Section 8.4.	FIRPTA.
Section 8.5.	Release of Personal Guarantees of Certain Stockholders.
Section 8.6.	Additional Covenants of the Company Stockholders.

ARTICLE 9 Amendment and Termination

Section 9.1.	Amendment.
Section 9.2.	Termination.
Section 9.3.	Effect of Termination.
Section 9.4.	Waiver.

ARTICLE 10 Survival of Representations and Indemnification

Section 10.1.	Survival of Representations and Warranties.
Section 10.2.	Indemnification by the Company.
Section 10.3.	Indemnification by the Purchaser.

ARTICLE 11 Holdback

Section 11.1.	Shareholders Representative.
Section 11.2.	Third Party Claim.
Section 11.3.	Assertion of Claims.
Section 11.4.	Holdback.

ARTICLE 12 Registration of Purchaser Common Stock

ARTICLE 13 Miscellaneous Provisions

Section 13.1.	Notices .
Section 13.2.	Further Assurances.
Section 13.3.	Dispute Resolution.
Section 13.4.	Execution and Counterparts.
Section 13.5.	Headings.
Section 13.6.	Effectiveness.
Section 13.7.	Miscellaneous.
Section 13.8.	Publicity.

iii

MERGER AGREEMENT

THIS MERGER AGREEMENT (“Agreement”) is made and entered into as of the 7th day of October 2005, by and among IVOW, INC., a Delaware corporation (hereinafter referred to as “Purchaser”), iSHS MERGER SUB, a Washington corporation (hereinafter referred to as the “Merger Sub”), SOUND HEALTH SOLUTIONS, INC., a Washington corporation (hereinafter referred to as the “Company”) and each of TERESA M. GIROLAMI (“Girolami”), FRANCES M. GOUGH (“Gough”), NEVIL HERMER (“Hermer”) and PATRYCE CHAVIS (“Chavis”).

W I T N E S S E T H:

WHEREAS, the Merger Sub is a wholly-owned subsidiary of Purchaser formed for the purposes of the transaction contemplated hereunder;

WHEREAS, the respective Boards of Directors of Purchaser, the Merger Sub and the Company have approved the merger of the Merger Sub with and into the Company described in Article 1 hereof (hereinafter referred to as the “Merger”), and have determined that the Merger is in the best interests of Purchaser, the Merger Sub and the Company and their respective stockholders;

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the “Code”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Purchaser’s willingness to enter into this Agreement, each of Girolami and Gough is executing and delivering to Purchaser (a) a physician independent contractor agreement in substantially the form attached hereto as Exhibit A (each, a “Consulting Agreement”), (b) a confidentiality and noncompetition agreement in substantially the form attached hereto as Exhibit B (each, a “Noncompetition Agreement”), which Consulting Agreements and Noncompetition Agreements shall become effective only upon the Effective Time (as defined in Article 1) and (c) together with Chavis, the Repurchase Agreement (the “Repurchase Agreement”) relating to certain shares of the Purchaser common stock to be received, subject to a repurchase right in favor of the Purchaser, by Girolami, Gough and Chavis upon the Closing (as defined below).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto hereby agree as follows:

ARTICLE 1

The Merger

Section 1.1.                                   Merger and the Surviving Corporation.  Subject to the terms and conditions of this Agreement, the Merger Sub shall be merged with and into the Company, which shall be the surviving corporation in the Merger, in accordance with the Washington

Business Corporation Act of the State of Washington.  The Merger shall become effective upon the filing with the Secretary of State of Washington of a properly executed articles of merger with respect thereto (hereinafter referred to as the “Articles of Merger”) or at such later time, if any, as may be agreed to by the parties hereto and specified in the Articles of Merger.  The time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”  For purposes hereof, the term “Constituent Corporations” shall mean the Merger Sub and the Company and the term “Surviving Corporation” shall mean the Company as the corporation surviving in the Merger.

(a)  At the Effective Time, by virtue of the Merger, the Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation, and all the rights, privileges, powers and franchises of each of the Merger Sub and the Company and all property, real, personal and mixed, and all debts due on whatever account, including things in action, and all and every other interest of or belonging to or due to each of the Merger Sub and the Company shall be vested in the Surviving Corporation and shall be as effectually the property of the Surviving Corporation as they were of the Merger Sub and the Company without further act or deed, and the Surviving Corporation shall be responsible and liable for all the debts, liabilities and duties of each of the Merger Sub and the Company, all with the full effect provided for in the laws of the state of Washington.  If at any time the Surviving Corporation shall determine or be advised that any further action is necessary or desirable to vest in the Surviving Corporation, according to the terms hereof, title to any property or any rights of the Constituent Corporations or to carry out the purpose of this Agreement, the last acting officers and directors of the Company to the extent such persons are available, or the corresponding officers and directors of the Surviving Corporation, as the case may be, shall be authorized to take such action.

(b)  The articles of incorporation of the Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation at and after the Effective Time, until amended in accordance with the provisions thereof and the laws of the state of Washington, except that at the Effective Time such articles of incorporation shall be amended as set forth in the Articles of Merger.  The Surviving Corporation shall be governed by the laws of the State of Washington.

(c)  The bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, until altered, amended or repealed as provided therein and in the articles of incorporation of the Surviving Corporation.

(d)  The directors of the Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, until their successors are elected in accordance with the bylaws of the Surviving Corporation.

(e)  The officers of the Merger Sub in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, holding the offices in the Surviving Corporation which they held in the Merger Sub immediately prior thereto, until their successors are elected or appointed in accordance with the bylaws of the Surviving Corporation.

Section 1.2.                                   Conversion of Stock.

(a)  At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the Merger Sub, the Company or the holders of any shares of the capital stock of the Company (each, a “Company Stockholder”), each share of the Common Stock, $.01 par value, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), subject to Section 1.11, shall be cancelled and be extinguished and be converted into and become a right to receive (hereinafter referred to as the “Merger Consideration”):

(i)                                     subject to the provisions of Section 1.11, cash, without interest, in the amount equal to the quotient of $125,500 divided by the sum of (x) the aggregate number of shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time (hereinafter referred to as the “Issued and Outstanding Number”) plus (y) the aggregate number of shares of the Company Stock which the Company would be required to issue to the holders of any options, warrants, convertible securities or other contracts or rights existing immediately prior to the Effective Time entitling the holders thereof or parties thereto to acquire shares of the Company Stock assuming all of such options, warrants, convertible securities or other contracts or rights were then fully exercisable or convertible and were exercised or converted (hereinafter said sum is referred to as the “Fully-Diluted Number”), (the aggregate amount of cash payable pursuant to this clause (i) is hereinafter referred to as the “Merger Cash”);

(ii)                                  subject to the provisions of Section 1.11, the right to receive that number of shares of the common stock, $.01 par value, of Purchaser hereinafter referred to as “Purchaser Common Stock”) which is equal to the quotient of 3,040,440 divided by the Fully-Diluted Number (exclusive of any fractional shares and without taking into consideration the application of the following proviso) is hereinafter referred to as the “Merger Shares”); provided however that the Merger Shares shall be reduced by that number of shares of Purchaser Common Stock equal to the quotient of $25,000 and the running average sales price for the Purchaser Common Stock for the 5 trading days immediately prior to the Closing Date.

(iii)                               the right to receive a proportionate amount of distributions payable to or for the benefit of the holders of the Company Stock pursuant to the Holdback (as such term is hereinafter defined) pursuant to which Purchaser or the Merger Sub will deposit 15% of the Merger Shares (the “Holdback Shares”) on the Closing Date immediately prior to the Effective Time, which proportionate amount shall be equal to the quotient of the amount of any such distribution divided by the Fully Diluted Number; and

(b)  Each outstanding share of the common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and extinguished and be converted into and become the right to receive one share of the common stock of the Surviving Corporation.

(c)  Notwithstanding any other provisions of this Agreement, each Company Stockholder whose Company Common Stock was exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Purchaser Common Stock multiplied by the Purchaser Common Stock Price on the Closing Date.  No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share.  As of the Effective Time, any share of Company Common Stock that is owned by the Company or held in treasury shall, by virtue of the Merger, shall be cancelled and retired and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(d)  If, in connection with the Merger, any Company Stockholder shall have demanded and perfected dissenters’ rights pursuant to Chapter 23B.13 of the Washington Business Corporation Act (such shares as to which the related Company Stockholder has so demanded and perfected such rights referred to herein as “Dissenting Shares”), such Dissenting Shares shall not be converted into a right to receive a portion of the Merger Consideration or any other amount payable with respect to such Company Common Stock in accordance with this Agreement, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of Washington.  Each holder of Dissenting Shares who, pursuant to the provisions of the laws of the State of Washington, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the laws of the State of Washington (but only after the value therefor shall have been agreed upon or finally determined pursuant to the laws of the State of Washington).  In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its dissenters’ rights as to its shares of Company Common Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to this Agreement in respect of such shares as if such shares had never been Dissenting Shares, and the Purchaser shall issue and deliver to the holder thereof, at or as promptly as reasonably practicable after the Effective Time, following the satisfaction of the applicable conditions set forth in Article 4, the applicable portion of the Merger Consideration, with respect to such stockholder’s shares, subject to the provisions of Section 1.2(e) (regarding the Holdback Shares).  The Company shall give the Purchaser (i) prompt notice of any demand received by the Company for notice of exercise or withdrawal of a Company Stockholder’s dissenters’ rights in accordance with the laws of the State of Washington and (ii) the opportunity to direct all negotiations and proceedings with respect to dissenters’ rights under the laws of the State of Washington. The Company agrees that, except with the Purchaser’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such exercise of dissenters’ rights.

(e)  On the Closing Date, Purchaser shall hold back from the Merger Consideration to be paid to the Company stockholders the Holdback Shares, said Holdback Shares to be available for any Losses (as such term is defined in Section 10.2 hereof) for which Purchaser may make a claim pursuant to Article 10.  The Holdback Shares shall be released as provided in Section 11.4 hereof.

Section 1.3.                                   Share Adjustments.

The numbers of Merger Shares, Holdback Shares, Earn-Out Shares, and any other share numbers referenced in this Agreement, and all calculations based thereon or involving the

Purchaser Common Stock contemplated by this Agreement, shall be appropriately adjusted upwards or downwards, as the case may be, for any stock dividends, combinations, splits or reverse splits with respect to such shares occurring after the date of this Agreement.

Section 1.4.                                   [Omitted].

Section 1.5.                                   Surrender of Certificates.

(a)  On the Closing Date, Purchaser or the Merger Sub will deliver, or cause to be delivered, to each Company Stockholder that portion of the Merger Consideration which such Company Stockholder has the right to receive pursuant to Section 1.2(a), subject to the terms Section 1.2(e) (regarding the Holdback Shares) and Section 1.5(b).

(b)  As a condition of obtaining the Merger Consideration, each Company Stockholder shall provide such certificate(s) which immediately prior to the Effective Time represented shares of Company Common Stock of the Stockholder (the “Certificates”), together with such duly executed instruments of endorsement required to transfer such Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the stockholder claiming such Certificate to be lost, stolen or destroyed, Purchaser shall, as promptly as practicable following the receipt by Purchaser of the foregoing documents, subject to the terms of Section 1.2(e) (regarding the withholding of the Holdback Shares), issue in exchange for such lost, stolen or destroyed Certificate that portion of the Merger Consideration and any other amount payable pursuant to Section 1.2(a) represented by the lost, stolen or destroyed Certificate in exchange therefor which the Company stockholder has the right to receive.  Purchaser may, as a condition precedent to the issuance thereof require the owner of such lost, stolen or destroyed Certificate to provide to Purchaser an indemnity agreement or bond against any claim that may be made against the Purchaser with respect to the Certificate alleged to have been lost, stolen or destroyed.

(c)  From and after the Effective Time, no shares of Company capital stock will be deemed to be outstanding, and holders of Certificates formerly representing such Company Common Stock shall cease to have any rights with respect thereto except as provided herein or by applicable law.

(d)  At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company capital stock shall thereafter be made.  If, after the Effective Time, Certificates formerly representing shares of Company Common Stock are presented to Purchaser or the Surviving Corporation, they shall be cancelled and exchanged for that portion of the Merger Consideration and any other amount payable with respect to such Company Common Stock in accordance with the provisions of this Agreement.

(e)  There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be surrendered and cancelled as provided in paragraph (c) of this Section.

Section 1.6.                                   [Omitted].

Section 1.7.                                   Reliance Upon Exemption.  The Purchaser Common Stock to be issued pursuant to this Agreement will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), and in reliance upon an exemption from the registration requirements of the Securities Act.  Purchaser will issue shares of Purchaser Common Stock pursuant to this Agreement in reliance upon the representations from Company Stockholder set forth in Section 3.4 of this Agreement.  The Company agrees that any person who receives Purchaser Common Stock who by himself or herself or which by itself would not qualify as an “accredited investor,” as such term is defined under Rule 501(a) of Regulation D promulgated under the Securities Act, without having a “Purchaser Representative,” as such term is defined under Rule 501(h) of the Securities Act, will have a Purchaser Representative as so defined.

Section 1.8.                                   Stock Certificate Legends.  All certificates evidencing Purchaser Common Stock which are to be issued in connection with the Merger will bear the following legend, together with any legends required by applicable state law:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT AND STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM IS AVAILABLE AS ESTABLISHED BY A WRITTEN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION.

Section 1.9.                                   Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a). The parties agree to report on all Returns, and to take the position in all applicable filing with governmental agencies, the Merger as a statutory merger under Section 368(a) of the Code.

Section 1.10.                             No Further Ownership Rights in Company Common Stock.

All Merger Consideration shall be deemed to have been issued in full satisfaction of any and all rights pertaining to the Company Common Stock.  By accepting the Merger Consideration, each Shareholder waives and forever releases of any claim or action that Shareholder has, may have, or may have had, against any of SHS or the Subsidiary related to, arising from or occurring as a result of the ownership of such Company Shares. Without limiting the foregoing, Girolami, Gough and Hermer further that by accepting the Merger Consideration, each Shareholder is also forever waiving and releasing any claims or rights under (i) the Loan Agreement set forth in Section 2.8, and (i) any deferred compensation, wages, and vacation or other compensation due.

Section 1.11.                             Directed Payments.  Subject to Section 5.13, at any time prior to Closing, the Company may direct that some, or any part of, the Merger Consideration payable to the

Company Stockholders under Section 1.2(a), shall be paid as provided in Schedule 1.11, which shall be attached hereto prior to the Effective Date (“Directed Payment”).

ARTICLE 2

Representations, Warranties and Covenants of the Company

As an inducement to Purchaser and the Merger Sub to enter into and perform their obligations under this Agreement, the Company represents and warrants to, and covenants and agrees with, Purchaser and the Merger Sub as follows (provided, however, that the individual schedules required by the following Sections shall be combined into a single disclosure schedule supplied by the Company to Purchaser (the “Disclosure Schedule”), the section number and subsection and letters of which correspond to the section and subsection numbers and letters of this Agreement to which they refer).  The parties agree that the fact that Purchaser has or has not conducted an examination of the books and records of the Company shall not affect the Purchaser’s rights to any relief or remedy provided under this Agreement or under applicable law, regardless of whether the Company has included disclosure related to a particular matter in the Disclosure Schedule.  For purposes of this Agreement the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the managers, officers or directors of such party has or had, or through the advice of counsel or reasonable inquiry or oversight could have had, actual knowledge of such matter.

Section 2.1.                                   Corporate Status.  The Company and SHS (Web) LLC, a Washington limited liability company, and wholly-owned subsidiary of the Company (hereinafter referred to as the “Subsidiary”), are each a corporation duly organized, validly existing and in good standing under the laws of Washington, with full legal and corporate power and authority to conduct business as presently being conducted and as proposed to be conducted by it.  The Company and the Subsidiary are each duly authorized to transact business and in good standing under the laws of the State of Washington and each jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.  As used in this Agreement, the capitalized term “Material Adverse Effect” means a change (or effect) in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business, or prospects which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to the Company’s or the Subsidiary’s condition, properties, assets, liabilities, rights, obligations, operations, business, or prospects.

Section 2.2.                                   Authority of the Company.  The Board of Directors of the Company has deemed the Merger to be advisable and in the best interests of the Company’s stockholders and the Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such approval of the Merger by the stockholders of the Company.  This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Purchaser and the Merger Sub) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.  The execution and delivery of the Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of the Subsidiary under, any provision of (i) the articles of incorporation or by-laws of the-Company, (ii) except as disclosed on Schedule 2.2, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or the Subsidiary or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any the Subsidiary or any of their respective properties or assets.

Section 2.3.                                   Capitalization.

(a)  The Company has authorized 100,000,000 shares of capital stock, 25,000,000 of which are Preferred Stock, no par value, none of which are issued and outstanding, and 75,000,000 of which are Common Stock, no par value, 6,180,000 of which are issued and outstanding.  The Company has no other authorized or outstanding shares of capital stock of any class, series, designation or description.

(b)  The Company owns beneficially and of record all of the membership interests of the Subsidiary free and clear of all pledges, claims liens charges, encumbrances and security interests of any kind or nature whatsoever.  The Company agrees that the Subsidiary will not issue or commit to issue any membership interest after the date of this Agreement without the prior written consent of Purchaser.  The managers of the Subsidiary are set forth on Schedule 2.3(b).

(c)  All of the authorized, issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of the preemptive rights of any person.  All of the authorized, issued and outstanding membership interests of the Subsidiary are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of the preemptive rights of any person.

(d)  Except as disclosed in Schedule 2.3(d), there are no outstanding, and immediately prior to the Effective Time there will be no outstanding, warrants, options, subscriptions, contracts, preemptive or other rights or other arrangements or commitments obligating the Company or the Subsidiary to issue any additional shares of the capital stock of the Company or membership interests of the Subsidiary, nor are there any securities, debts, obligations or rights outstanding which are convertible into or exchangeable for shares of the capital stock of the Company or the Subsidiary.  Except as disclosed on Schedule 2.3(d), neither the Company nor the Subsidiary has issued any options under any Company stock plan.

(e)  From and after the date of this Agreement, neither the Company nor the Subsidiary shall issue or grant any warrants, options, subscriptions, contracts, preemptive or other rights or other arrangements or commitments obligating the Company or the Subsidiary to issue any additional shares of the capital stock of the Company or membership interests of Subsidiary, nor any securities, debts, obligations or rights which are convertible into or exchange-able for shares of the capital stock of the Company or membership interests of the Subsidiary.

(f)  Schedule 2.3(f) sets forth the name of each Company Stockholder, the number of shares held by such stockholder, the address of such stockholder and whether such stockholders’ shares are subject to any restrictions on ownership or transfer.

Section 2.4.                                   Equity Interests of the Company.

Schedule 2.4 contains a description of all equity interests or investments which the Company or the Subsidiary has, directly or indirectly, in any corporation, partnership, limited liability company, joint venture or other entity.

Section 2.5.                                   Annual Financial Statements.

(a)  The Company has furnished to Purchaser copies of financial statements of the Company and the Subsidiary for the fiscal years ended 2003 and 2004 (hereinafter the consolidated financial statements of the Company for the year ended December 31, 2004, are referred to as the “Financial Statements”), a copy of which is attached hereto as Schedule 2.5.

(b)  Each of the financial statements referred to in Section 2.5(a) is true, correct and has been prepared in accordance with GAAP and is complete in all material respects and fairly presents the financial position of the Company and the Subsidiary, as the case may be, as of the date thereof or, as the case may be, the results of operations and cash flows for the periods covered thereby.  Each of the balance sheets contained in said financial statements fully sets forth all material liabilities of whatever nature of the Company and the Subsidiary, as the case may be, existing as of the date thereof, which, under GAAP, are set forth therein.  Any non-recoverable work-in-process or accounts receivable included in said balance sheets were written down appropriately. The statements of profit and loss constituting a part of said financial statements correctly state the consolidated revenues and net earnings or losses of the Company and the Subsidiary for the respective periods covered thereby and include adequate provision for all taxes.

Section 2.6.                                   Interim Financial Statements.

(a)  The Company has furnished to Purchaser copies of the Company’s unaudited consolidated balance sheet as of August 31, 2005 (hereinafter referred to as the “Interim Balance Sheet”), together with a related statement of profit and loss for the period then ended (hereinafter such Interim Balance Sheet and consolidated statement of profit and loss are referred to as the “Interim Financial Statements”).

(b)  The Interim Financial Statements are true, correct and complete in all material respects and fairly present in all material respects the financial position of the Company and the Subsidiary as of the dates thereof or, as the case may be, the results of operations and cash flows for the period covered thereby.  The Interim Balance Sheet fully sets forth, all material liabilities of whatever nature of the Company and the Subsidiary, as the case may be, existing as of the respective dates thereof which, under GAAP, should be set forth therein.

Section 2.7.                                   Operations.  Except as disclosed in Schedule 2.7, since the date of the Interim Balance Sheet, there has not been any Material Adverse Change and since such date the Company and the Subsidiary have conducted their respective business in the usual, regular and ordinary manner and each shall continue, through and including the Closing Date, to conduct its businesses in such manner, except for the transaction contemplated hereunder, unless prior written approval for any variation therefrom shall have first been obtained from Purchaser.  For purposes of this Agreement, the capitalized term “Material Adverse Change” means a change in the business, operations, financial position/assets or properties of the Company or the Subsidiary which may result or has resulted in the creation of or change in a liability or other obligation of, adverse change in or impairment of the condition (financial or otherwise), properties, assets, rights, operations, business, or loss of income or additional expense to, the Company or the Subsidiary, of at least $5,000.  Except as disclosed in the Interim Balance Sheet, or in Schedule 2.7, attached hereto, for the period from September 1, 2005, to and including the Closing Date, the following is and will be true with respect to the Company and the Subsidiary:

(a)  All transactions involving the Company and the Subsidiary have been accurately and fully recorded or otherwise reflected in the Company’s and the Subsidiary’s books and records;

(b)  No dividend or other distribution of capital, income or retained earnings has been paid or declared on any shares of capital stock of the Company, nor has any distribution otherwise been made to any of the Company’s stockholders, in their capacity as stockholders, directly or indirectly, which involves any assets of the Company;

(c)  The Company and the Subsidiary have each followed their past practices with respect to collection of accounts receivable and other amounts owing them;

(d)  Neither the Company nor the Subsidiary has sold, exchanged, conveyed or otherwise disposed of, or made subject to lien, pledge, hypothecation, mortgage or other encumbrance, any of its assets;

(e)  The Company and the Subsidiary each has paid its debts and liabilities, including taxes, fees, levies and assessments, in the ordinary course as they have matured and has not prepaid any of such debts, liabilities or taxes, in whole or in part;

(f)  Neither the Company nor the Subsidiary has incurred any debt, obligation or liability, other than those incurred in the ordinary course of its business which are not of a material nature or amount and which do not or will not presently, with the passage of time or upon default, subject its assets to any lien, claim, charge, mortgage or other encumbrance, nor has it undertaken to guarantee, in whole or in part, any of the debts, obligations or liabilities of any other party;

(g)  Neither the Company nor the Subsidiary has altered, amended, terminated or discharged any written or oral contract, lease, plan, commitment or agreement to which it is presently a party, nor waived any material right with respect thereto, nor permitted or consented to such alteration, amendment, termination or discharge, nor has it committed a breach or default in any of the provisions thereof except breaches and defaults which in the aggregate will not result in a Material Adverse Change;

(h)  Neither the Company nor the Subsidiary has entered into any written or oral contract except for contracts entered into in the ordinary course of business at the prices and upon the terms consistent with existing market conditions and its past practices and such other contracts that are in the ordinary course of business and do not involve more than $5,000 or extend for more than ninety (90) days (or for more than 90 days if such agreement may be terminated by the Company or the Subsidiary without penalty, payment or material detriment) and do not violate any representation, warranty or covenant of this Agreement;

(i)  The Company and the Subsidiary have each complied in all material respects with all laws applicable to the conduct of its business;

(j)  The Company and the Subsidiary have each conducted its business only in the usual, regular and ordinary course and in substantially the same manner as theretofore conducted;

(k)  The Company and the Subsidiary have each kept and will keep in full force and effect through the Closing Date (i) all of the fire, casualty, liability and other insurance now in effect covering its assets, properties and business, and (ii) all bonds on employees and other personnel now in effect;

(l)  The Company and the Subsidiary shall each use its best efforts to (i) preserve its present organization intact, (ii) (without making any commitment on behalf of Purchaser or the Merger Sub) keep available the services of its present officers, employees and agents, and (iii) preserve its present relationships with its clients, suppliers, customers and others having business relationships with the Company and the Subsidiary, except for normal personnel changes in the ordinary course of business;

(m)  There has not occurred any Material Adverse Change; and

(n)  The Company has not taken any action in anticipation of the consummation of the transactions contemplated hereby whose primary motivation is to reduce the value of the Company or the Subsidiary as of the Closing Date to the detriment of Purchaser and for the benefit, directly or indirectly, of one or more of the Stockholders of the Company or Subsidiary.

Section 2.8.                                   Liabilities and Obligations of the Company.  Except as provided in Schedule 2.8, neither the Company nor the Subsidiary will have on the Closing Date any liabilities, direct or indirect, absolute or contingent, determined or undetermined which are not reflected, described or disclosed in (i) the Interim Balance Sheet or (ii) Schedule 2.8 to this Agreement, except for such matters which have been incurred since the date of the Interim Balance Sheet, in the ordinary course of business and which are not of a material nature or amount; provided however, that the Company’s liabilities pursuant to the Loan and Security Agreement, dated August 2, 2004 (the “Loan Agreement”) between the Company and Girolami, Gough and Hermer and the deferred compensation and vacation owed to each of Hermer, Gough and Girolami shall no longer appear on the financial statements of the Company and the Company shall have no obligation relating thereto as of the Closing Date.

Section 2.9.                                   Title.  Except as set forth in Schedule 2.9, the Company and the Subsidiary each is the owner of good title to all property and assets, tangible and intangible, which it claims or otherwise purports to own (including, without limitation, all of its assets reflected in the

Interim Balance Sheet), free and clear of all liabilities, liens, charges, claims, rights, encumbrances and restrictions on transfers, except for liabilities, liens, charges, claims, rights, encumbrance and restrictions on transfers as are not material in amount, or do not materially detract from the use or value of such property and no financing statement covering all or any portion of said property or assets and naming the Company or the Subsidiary as debtor has been filed in any public office, and neither the Company nor the Subsidiary has entered into or authorized the filing of any financing statement or entered into any security agreement as debtor or borrower which financing statement or security agreement covers or grants a security interest in all or any portion of said property or assets.

Section 2.10.                             Certain Transactions and Agreements.  To the knowledge of the Company, none of the officers or directors of the Company, other than as set forth on Schedule 2.10, and no Company Stockholder, nor any immediate family member of any officer, director or Company Stockholder, has a direct ownership interest of more than 2% of the equity ownership of any Competitive Business (as defined herein), or any company that business with, or has any contractual arrangement with, the Company.  None of said officers, directors, Company Stockholders or immediate family members of said officers, directors or Company Stockholders, is a party to, or otherwise directly or indirectly interested in any Material Agreement (as defined herein). “Competitive Business” means any business that competes with the Purchaser or the Company.  For clarity purposes, the term “Competitive Business” does include the provision of medical services, including, in particular, the provision of medical services to the obese in connection with the general practice of internal medicine, as is commonly connected to the practice of internal medicine.

Section 2.11.                             Information and Access.  Between the date of this Agreement and the Closing, the Company shall promptly notify Purchaser in writing of any event, occurrence or other matter which becomes known to the Company relating to the Company or the Subsidiary which is reasonably likely to have a Material Adverse Effect.  Prior to Closing, Purchaser and its agents, attorneys, accountants, employees, contractors and other authorized representatives shall have the right, at any time and from time to time, to examine the assets, properties, books and records of the Company and the Subsidiary and to make such tests, surveys, investigations and other inspections of the property owned, operated, leased or controlled by the Company or the Subsidiary in such manner as Purchaser may reasonably deem necessary or desirable.  No investigation or examination by Purchaser or any of its agents or representatives of such assets, properties, books and records of the Company or the Subsidiary shall affect the representations and warranties of the Company contained in this Agreement.

Section 2.12.                             Insurance.

(a)  The Company and the Subsidiary have in effect such insurance coverage as is described in Schedule 2.12(a), which description includes the name of the insurer, the policy number, the name of the insureds, and a summary of the type and amount of coverage and risks insured, and the Company has delivered (or made available) to Purchaser complete and accurate copies of all such insurance policies.  Such insurance coverage, as to amounts and types of coverage and risks insured, is adequate for the business of the Company and the Subsidiary as presently conducted.  From the date hereof until the Closing the Company agrees to cause the Company and the Subsidiary to maintain such insurance coverage respecting the assets of the

Company and the Subsidiary as is necessary to adequately insure said assets against damage or destruction.

(b)  Schedule 2.12(b) attached hereto and hereby made a part hereof contains a list and description of all claims involving more than $1,000 made by the Company or the Subsidiary against the insurance policies held by the Company or the Subsidiary for the previous three (3) years, including, without limitation, all product liability claims and workers’ compensation claims, but excepting therefrom claims made by employees of the Company or the Subsidiary against its health insurance plan carrier, and the Company has delivered (or made available) to Purchaser complete and accurate copies of all insurance policies held by the Company for the previous three (3) years.

Section 2.13.                             Litigation and Claims.

(a)  Except as set forth in Schedule 2.13, there are no suits, claims, litigation, arbitration, demands or proceedings pending, asserted in writing or, to the knowledge of the Company, threatened against or relating to the Company or the Subsidiary, or its business, properties, assets or activities nor to the knowledge of the Company is there in existence any judgment or award against the Company or the Subsidiary related to or affecting its business, properties, assets or activities.  To the knowledge of the Company, neither the Company nor the Subsidiary is under investigation for violation of any law or regulation related to or affecting the business, properties, assets or activities of the Company or the Subsidiary.

(b)  Except as set forth in Schedule 2.13, no claims have been asserted and not resolved or withdrawn against the Company or the Subsidiary in respect of defects in quality, completion of contracts, deficiencies of design, performance of equipment or otherwise relating to liability for products or services supplied or to be supplied by the Company or the Subsidiary and, to the knowledge of the Company, no such claims are threatened or anticipated.

Section 2.14.                             Employment Obligations.

(a)  Schedule 2.14(a) attached hereto and hereby made a part hereof lists the names, commencement dates of employment and the current salary and other compensation rates of all present employees and employees on any leave of absence or who are guaranteed reemployment, by agreement, statute or otherwise, of the Company and the Subsidiary, together with a listing of all other employment benefits therefor, including, without limitation, personal leave time, accrued vacation, employee loans and the amount of all profit sharing and pension benefits, which have accrued for such persons as of the date hereof, an accurate summary of any pension, profit sharing, bonus, medical benefits, insurance or similar arrangements for the employees of the Company and the Subsidiary, salaried or nonsalaried, including any formal or informal plans, the funding arrangements with regard thereto and all severance pay which would be due each employee if his or her employment were to be terminated as of the Closing Date.  Except as and to the extent set forth in Schedules 2.14 and Schedule 2.15, there are no agreements, contracts or understandings between the Company and its employees or the Subsidiary and its employees, and with respect to employment, wages, expenses, allowances, vacations, unpaid leave, hours, working conditions, bonuses, salaries, pensions, profit sharing, medical benefits, insurance benefits, severance pay or otherwise.

(b)  Schedule 2.14(b) contains a list of the names of all independent contractors who regularly perform services on behalf of the Company or the Subsidiary and to whom the Company or the Subsidiary paid more than $10,000 during the previous twelve (12) months.  The parties listed therein are not, and are not deemed to be, employees (including as defined under the Code) of the Company or the Subsidiary for any purpose.

Section 2.15.                             Employee Benefits.  Except as set forth in Schedule 2.15 attached hereto, neither the Company nor the Subsidiary is a party to and does not participate in, sponsor, contribute to or have any obligation to contribute to, or have any liability or contingent liability with respect to:

(i)                                     Any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any “multi-employer plan” (as defined in Section 3(37) of ERISA);

(ii)                                  Any employment agreement not terminable on thirty (30) days or less written notice, without further liability (the items referred to in, Sections 2.15(a)(i), (ii) and (iii) are sometimes individually referred to as an “Employee Plan” and collectively as “Employee Plans”); or

(iii)                               Any retirement or deferred compensation plan, incentive compensation plan, stock option plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements (hereinafter referred to collectively as “fringe benefit arrangements”) for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA).

(b)  A true and correct copy of each Employee Plan and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, each as in effect on the date hereof, have been delivered or will be delivered or will be made available to Purchaser by the Company prior to the Closing Date.  In the case of any Employee Plan which is not in written form, Purchaser has been provided with an accurate description of such Employee Plan as in effect on the date hereof.  A true and correct copy of the three most recent annual reports, the most recent actuarial report, summary plan description (including any summary of material modifications issued since such summary plan description) and Internal Revenue Service determination letter with respect to such Employee Plan, to the extent applicable, and a current Schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any such Employee Plan has been or will be supplied to Purchaser by the Company, and there have been no material changes, other than in the ordinary course, in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.

(c)  Except as disclosed on Schedule 2.15, as to each Employee Plan:

(i)                                     Each Employee Plan materially complies and has been administered, authorized and adopted in substantial compliance with its terms and all requirements of law and regulation applicable thereto, and neither the Company nor the Subsidiary has received any notice from any governmental agency questioning or challenging such compliance;

(ii)                                  Each Employee Plan intended to qualify under Sections 401(a) of the Code is so qualified and substantially complies in form and in operation with all applicable requirements of Sections 401(a) and 501(a) of the Code; and no event has occurred which will or could give reasonably be anticipated to rise to disqualification of any such plan under such Sections or to a tax under Section 511 of the Code;

(iii)                               None of the assets of any Employee Plan are invested in employer securities or employer real property;

(iv)                              There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan for which no exemption is applicable and neither the Company nor the Subsidiary has otherwise engaged in any prohibited transaction;

(v)                                 No Employee Plan is, and neither the Company, the Subsidiary has ever maintained or contributed to (1) a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Code Section 413 or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iv) a “welfare benefit fund” as defined in Section 419(e) of the Code, and neither the Company, the Subsidiary nor any ERISA Affiliate has any liability under Title IV of ERISA.  No Employee Plan provides medical benefits (whether or not insured), with respect to any current or former employee of the Company or the Subsidiary after retirement or other termination of service (other than coverage mandated by applicable law);

(vi)                              For purposes of this Agreement, “ERISA Affiliate” means each entity which is treated as a single employer with the Company or the Subsidiary under Code Sections 414(b), (c), (m) or (o);

(vii)                           There have been no acts or omissions by the Company or the Subsidiary which have given rise to or could reasonably be expected to give rise to fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, for which the Company or Subsidiary may be liable;

(viii)                        No current or former employee of the Company or the Subsidiary will be entitled to any payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any Employee Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) (other than as a result of any Employee Plan terminated by the Company or by the request of Purchaser) and no trustee under any “rabbi trust” or similar arrangement in connection with any Employee Plan will be entitled to any payment as a result of the transactions contemplated by this Agreement;

(ix)                                There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened involving or arising in relation to an Employee Plan or the assets of such Employee Plan, and, to the knowledge of the Company, no facts exist which could reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits);

(x)                                   Each Employee Plan that is a group health plan (including any plans of current and former affiliates of the Company or the Subsidiary which must be taken into account under Section 4980B of the Code or Section 601 of ERISA) have been operated in material compliance with the applicable group health plan continuation coverage requirements of the Consolidated Omnibus Reconciliation Act of 1985, as amended, the regulations thereunder, or any similar applicable state law with respect to each Employee Plan, the Company and the Subsidiary have complied with the applicable requirements of the Health Insurance Portability and Accountability Act, as amended, and the applicable requirements of the Family Medical Leave Act of 1993, as amended, the regulations thereunder or any similar applicable state law and the regulations thereunder;

(xi)                                Actuarially adequate accruals for all obligations, if any, under each Employee Plan are reflected in the consolidated balance sheet of the Company as of December 31, 2004, contained in the 2004 Financial Statements and all contributions required to be made by the Company or Subsidiary have been made on or before their due date.

(xii)                             There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company, the Subsidiary or any ERISA Affiliate relating to, or change in participation or coverage under, any Employee Plan which would materially increase the expense of maintaining such plan above the level of expense incurred with respect to that plan for the most recent fiscal year included in the Company’s financial statements.

Section 2.16.                             Environmental Matters.

(a)  Except as set forth in Schedule 2.16 attached hereto, and except as would not result either individually or in the aggregate in a Material Adverse Effect, no Hazardous Materials (as such term is hereinafter defined) have been located in or on any of the real property owned, leased, subleased or otherwise used by the Company or the Subsidiary (hereinafter referred to as the “Real Property”) in violation of any applicable Environmental Laws (as such term is hereinafter defined) or have been released into the environment, or discharged, emitted, placed or disposed of at, on, or under or by the Real Property, and the Company’s operations and the Subsidiary’s operations thereon have complied with all applicable Environmental Laws.  To the knowledge of the Company, none of the Real Property is a facility at which there has been a release of Hazardous Materials that exceeds or violates any applicable or relevant and appropriate Environmental Laws.  To the knowledge of the Company, none of the Real Property is discharging oil or poses a substantial threat of a discharge of oil, within the meaning of the Oil Pollution Act of 1990.  The Company has delivered to Purchaser or its agents all assessments, studies, sampling results, evaluations and other reports concerning any Hazardous Material, Hazardous Material Activity (as such term is hereinafter defined) or violation of any Environmental Law pertaining to the Company, the Subsidiary or the Real Property, which were commissioned by the Company.  To the knowledge of the Company, no underground storage tanks are present at the Real Property.  The Company and the Subsidiary have obtained and possess all permits, licenses, registrations, approvals and other authorizations required for the operations or facilities of the Company or respecting the Real Property by any applicable Environmental Law.  Except as set forth in Schedule 2.16, the Company, the Subsidiary and their operations and, to the knowledge of the Company, the Real Property are not now, and have not been in the past, a party to or, to the knowledge of the Company, threatened by any judicial, administrative or regulatory litigation, claim, proceeding or investigation arising from any Hazardous Material Activity or the operation or violation of any applicable Environmental Law.  There are no grounds, facts, circumstances or other matters which might provide a basis for any liability or claim against the Company, the Subsidiary or the Real Property arising from any Hazardous Material Activity or the violation of any applicable Environmental Law, except for any liabilities and claims which in the aggregate will not have a Material Adverse Effect.

(b)  The term “Environmental Laws” shall mean any Federal, state, regional, county, local, governmental, public or private statute, law, regulation, ordinance, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, or other requirement, pertaining to protection of the environment, health or safety of persons, natural resources, conservation, wildlife, waste management, any Hazardous Material Activity, or pollution (including, without limitation, regulation of releases and disposals to air, land, water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and Solid and Hazardous Waste Amendments, Federal Water Pollution Control Act, as amended by the Clean Water Act, Clean Air Act, as amended, Toxic Substances Control Act, Occupational Safety and Health Act, Emergency Planning and Community Right-to-Know Act, National Environmental Policy Act, Safe Drinking Water Act, and any similar or implementing state law, and all amendments, rules, regulations, promulgated thereunder.  The term “Hazardous Materials” shall mean any hazardous or toxic chemical, waste, byproduct, pollutant, contaminant, compound, product or substance, including, without limitation, asbestos, poly-chlorinated biphenyls, petroleum (including crude oil or any fraction thereof), and any material the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of which, is prohibited, controlled or regulated by any Environmental Law.  The term “Hazardous Material Activity” shall mean any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of any Hazardous Material.

Section 2.17.                             Union Relations.  No employee of the Company or the Subsidiary is a member of a collective bargaining unit of the Company or the Subsidiary and there have not been any, and, to the knowledge of the Company, there are no threatened or, to the knowledge of the Company, contemplated, attempts to organize for collective bargaining purposes any of the employees of the Company or the Subsidiary.

Section 2.18.                             Preservation of Business Relationships.  The Company will use its best efforts (without making any commitment on behalf of Purchaser or the Merger Sub) until the Closing to cause the Company and the Subsidiary to preserve for Purchaser and the Surviving

Corporation through and after the Closing Date the relationships of the Company and the Subsidiary with its employees, suppliers and customers and others having business relationships with the Company and the Subsidiary.

Section 2.19.                             Tax Matters.

(a)  For purposes of this Agreement:  “Tax” (including with correlative meaning the terms “Taxes” and “Taxable”) means (i) all foreign, federal, state, local and other income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, withholding, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any Liability for payment of amounts described in clause (i) as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iii) any Liability for payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes; and “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

(b)  Tax Returns and Audits.

(i)                                     Company and the Subsidiary have or will have timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company and the Subsidiary prior to Closing.  Such Returns were or will be true, complete and correct in all material respects as filed. All Taxes required to be paid by or on behalf of the Company or any Subsidiary that are due and payable have been paid, whether or not shown on any Tax Return.  Except as provided in Schedule 2.19(b)(i), neither the Company nor any Subsidiary is currently or will be at the Closing the beneficiary of any extension of time to file any Return. The Company does not have any Liability for any Taxes for periods (or portions thereof) ending on or prior to the date of the Financial Statements in excess of the reserves set forth in the Financial Statements.  The Company has not incurred any Liability for Taxes for periods (or portions thereof) after the date of the Financial Statements other than in the ordinary course of business.

(ii)                                  The Company (i) has made a valid election to be treated as an S corporation pursuant to Section 1362 of the Code which election was duly made and filed with the IRS and became effective on June 13, 2001; (ii) has made valid elections to be treated as an S corporation in any state in which the Company would be obligated to pay franchise, income, or other similar taxes but for its qualification as an S corporation in such state, and such elections became effective on June 13, 2001; (iii) since the effective date of such elections, has at all times met all of the requirements of the Code and applicable Law to maintain its S corporation status.

(iii)                               The Company and each Subsidiary have withheld and paid over to the proper Governmental Authorities all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, shareholder or other third party.

(iv)                              There is currently no claim or dispute concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any Governmental Authority in writing or (ii) whether or not in writing, as to which any Seller, the Company, any Subsidiary, or any of the directors, officers or employees of the Company or any Subsidiary responsible for Tax matters has knowledge.  There is no audit, examination or similar proceeding currently in progress or pending with respect to Taxes or Tax Returns of the Company or any Subsidiary.  There are no Liens for Taxes upon the assets of the Company or any Subsidiary other than Liens for current Taxes not yet due and payable.  Neither the Company nor the Subsidiary have executed or will execute any waiver of any statute of limitations extending the period for the assessment or collection of any Tax.

(v)                                 All deficiencies and assessments asserted as a result of any prior examinations or other audits by federal, state, local or foreign Governmental Authorities have been paid, fully settled or adequately provided for in the Financial Statements.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or any Subsidiary.

(vi)                              There are no requests for rulings or determinations in respect of any Tax pending between the Company or any Subsidiary and any Governmental Authority.  None of the Company, any Subsidiary, nor any other Person on behalf of the Company or any Subsidiary has (i) received from any Governmental Authority any Tax ruling relating to or affecting the Company or any Subsidiary, or (ii) executed or entered into a closing agreement relating to or affecting the Company or any Subsidiary pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law.

(vii)                           Neither the Company nor any Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provision of state or local Law) by reason of a change in accounting method.  Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, or (ii) prepaid amount received on or prior to the Closing Date.

(viii)                        During the five (5) year period ending on the date hereof, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(ix)                                Neither the Company nor any Affiliate of the Company has participated in any “listed transaction” as defined in section 1.6011-4(b)(2) or section 301.6111-2(b)(2) of the Treasury Regulations.

(x)                                   None of the Company’s assets are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code or is required to be depreciated under the “Alternative Depreciation System” under Section 168(g)(2) of the Code.

(xi)                                The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(xii)                             Neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that (i) would result, separately or in the aggregate, in the payment of “excess parachute payments” under Code Section 280G (without regard to Code Sections 280G(b)(4) and 280G(b)(5)) or similar provisions of foreign, state or local law, or (ii) would result in a tax under Code Section 409A(a)(1)(B).

(xiii)                          The Company has received, from each employee who holds stock that is subject to a substantial risk of forfeiture as of the date hereof, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares, and such elections were validly made and filed with the Internal Revenue Service in a timely fashion.  Neither the Company nor the Subsidiary is obligated to make any payment that will result in an additional tax being imposed under Section 409A of the Code.

(xiv)                         Neither the Company nor the Subsidiary has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(0(4) of the Code) owned by Company.

(xv)                            the Company is not, and has not been at any time, a “United States real property holding corporation” within the meaning of Section 897(0(2) of the Code.

(xvi)                         No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by the Company or the Subsidiary.

(xvii)                      As of the Closing Date, neither the Company nor the Subsidiary will be affected by or have any obligations under any tax-sharing or allocation agreement or arrangement.

(xviii)                   Neither the Company nor the Subsidiary has been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns other than as members of a group of which the Company is the ultimate parent and is not otherwise liable for the Tax of any other person under 1.1502-6, as a successor, any agreement or otherwise.

(xix)                           No Governmental Authority in any state, territory or jurisdiction where the Company or any Subsidiary does not file Tax Returns has made a claim that the Company or any Subsidiary is required to file Tax Returns.

The Company has delivered to Buyer true and complete copies of (i) all federal income Tax Returns of the Company and its Subsidiaries and all other income Tax Returns filed by the

Company and its Subsidiaries in jurisdictions where the Company or any Subsidiary have material operations for the preceding three (3) Taxable years and (ii) any audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to federal income Taxes of the Company or any Subsidiary or income Taxes owed by the Company or any Subsidiary to jurisdictions where the Company or any Subsidiary has material operations.

Section 2.20.                             Material Agreements.

(a)  Schedule 2.20(a) accurately describes all contracts, agreements, guarantees, mortgages, indentures, leases and licenses with respect to any property, real or personal (whether as landlord, tenant, licensor or licensee), understandings or other commitments, whether oral or written, of the Company or the Subsidiary or to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound, other than those leases, contracts, guarantees, mortgages, indentures, agreements, understandings and commitments individually involving less than $5,000 or listed in the schedules corresponding to Section 2.12, Section 2.14, Section 2.15 and Section 2.27 this Agreement. The Company has delivered to Purchaser complete and accurate copies of all documents referred to in Schedule 2.20(a) attached hereto or listed in the schedules corresponding to Section 2.12, Section 2.14, Section 2.15 and Section 2.27 of this Agreement, each of which is in effect and valid and enforceable in accordance with its terms (hereinafter referred to collectively as the “Material Agreements”).  Neither the Company nor the Subsidiary has given a power of attorney to any person or entity for any purpose.

(b)  Between the date hereof and the Closing Date, the Company will not, without the prior written consent of Purchaser, which shall not be unreasonably withheld, enter into, amend or terminate any contract, guarantee, mortgage, indenture, agreement or other instrument of any of the types referred to in paragraph (a) of this Section 2.20, other than agreements respecting the Company’s or the Subsidiary’s services entered into in the ordinary course of business and an agreement relating to the termination of the Loan Agreement.

(c)  Except as disclosed in Schedule 2.20(c), neither the execution of this Agreement by the Company nor the consummation of the acquisition of Company Stock by Purchaser and the transactions contemplated by this Agreement will modify, amend or terminate any of the rights or obligations of any of the parties under any of the Material Agreements or require the consent of any party thereto to remain enforceable by the Company or the Subsidiary.

(d)  Except as disclosed in Schedule 2.20(d) to the knowledge of the Company after due inquiry, none of the Material Agreements has or will have a Material Adverse Effect on the profitability of the Company or the Subsidiary, or on the use and operation of the assets of the Company or the Subsidiary, and all Material Agreements have been entered into upon terms in accordance with customary trade practices of the Company or the Subsidiary.

Section 2.21.                             No Default under Agreements.  Except as provided in Schedule 2.21, each of the Material Agreements is, and on the Closing Date will be, in full force and effect and is, and on the Closing Date will be, enforceable in all material respects against the Company, the Subsidiary and the other parties thereto, in accordance with its terms, except as limited by liquidation, bankruptcy, insolvency, reorganization or similar laws or except to the extent that any of the Material Agreements shall have expired or terminated pursuant to their terms other than as a result of a default or breach thereunder by the Company or the Subsidiary.  Except as provided in Schedule 2.21, no default exists under the terms of, and no event has occurred which, with the lapse of time, the giving of notice or both, would constitute an event of default under, any of the Material Agreements, except for such minor defaults which either alone or in the aggregate would not cause the loss of any material benefit thereunder.  Except as described in any of the Schedules attached hereto, neither the Company nor the Subsidiary is a party to or bound by any purchase commitments, agreements or understandings of any kind, whether oral or written, relating to the business of the Company, the Subsidiary or the Company Stock, except for agreements not required to be listed in Schedule 2.20 hereof, and executory sales and purchase commitments and contracts relating to the sale of products or services of the Company or the Subsidiary and the purchase of material and supplies used by the Company or the Subsidiary entered into in the ordinary course of business and not in violation of any representation, covenant or warranty of the Company herein contained.

Section 2.22.                             Compliance with Laws.  To the knowledge of the Company, the Company and the Subsidiary and their respective services, practices, billings, employee benefits, properties, equipment, machinery, buildings used and operations are in compliance in all materials respects with all applicable Federal, state and local laws, statutes, ordinances, codes, regulations, rules, orders, restrictions and requirements, governmental, administrative, judicial and otherwise, including, without limitation, Environmental Laws and those relating to wages, prices, equal opportunity, disabilities, environmental protection, safety, health, medical care, building and zoning, and to the knowledge and belief of the Company, no changes in any such laws, statutes, ordinances, codes, regulations, rules, orders, restrictions or requirements have been proposed or are in process with which Purchaser, the Company or the Subsidiary could not comply without any Material Adverse Effect.  All offers and issuances of securities by the Company, including the granting of stock options, have been made in compliance with all applicable Federal and state securities laws.

Section 2.23.                             Licenses, Permits and Approvals.  Attached hereto as Schedule 2.23 is a list and description of all licenses, permits, authorizations and approvals required by any Federal, state or local government’s administrative or judicial authorities in connection with the operation of the business of the Company or the Subsidiary as presently being conducted, all of which are in full force and effect.  The Company and the Subsidiary shall use its best efforts to assist Purchaser in obtaining the licenses, permits, authorization and approvals necessary or appropriate for the operation of the business of the Company and the Subsidiary on and after the Closing Date by Purchaser.

Section 2.24.                             Accounts Receivable; Accounts Payable.

(a)  The accounts receivable of the Company and the Subsidiary that exist on the Closing Date will represent valid obligations to the Company or the Subsidiary fully collectible within 60 days after the Closing Date and shall not be subject to any setoff or counterclaim, subject to the Company’s historical experience with allowances for bad debts.

(b)  Schedule 2.24(b) lists all accounts payable of the Company and the Subsidiary as of August 31, 2005 (the “Accounts Payable”) and shall be updated as of the Closing Date.  All Accounts Payable of the Company and its Subsidiaries arose in the ordinary course of business and are carried at values determined in accordance with GAAP, consistently applied.  The Company does not have any individual liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type reasonably expected to exceed $1,000, whether accrued, absolute, contingent, matured, unmatured or otherwise, which is not reflected in the Interim Financial Statements or is not set forth on Schedule 2.24(b).

Section 2.25.                             Intellectual Property.

(a)  Except as set forth on Schedule 2.25(a), the Company or the Subsidiary, as the case may be, owns, or is licensed, or otherwise possesses legally enforceable rights, to use, sell or license, as applicable, all of the following items which are used in the conduct of the business of the Company and the Subsidiary (hereinafter referred to as the “Intellectual Property”), excluding in each case Commercial Software (as defined below): (i) patents, designs, utility models and applications therefor, patent disclosures and inventions, (ii) trademarks, service marks, logos, trade dress, trade names, Internet domain names and the Company’s corporate name and registrations and applications for registration thereof, including the common law rights and goodwill associated therewith, (iii) rights associated with works of authorship including copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation (in both source code and object code form), (vi) trade secrets and other confidential and proprietary information including, but not limited to, inventions (whether patentable or unpatentable), know-how and copyrightable works, (vii) other confidential and proprietary intellectual property rights, (viii) copies and tangible embodiments of all of the foregoing (in whatever form or medium), and (ix) all renewals, extensions, revivals and resuscitations thereof and any other patents claiming priority from any of the foregoing.  Except as disclosed on Schedule 2.25(a), each of the Company and the Subsidiary has licenses for all Commercial Software used in its business and neither the Company nor the Subsidiary has any obligation to pay fees, royalties and other amounts at any time pursuant to any such license.  “Commercial Software” means packaged commercially available software programs generally available to the trade which have been licensed to the Company or the Subsidiary pursuant to end-user licenses and which are used in the business of the Company or the Subsidiary.

(b)  Schedule 2.25(b) sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company or the Subsidiary is a party (as licensor, licensee or otherwise) pursuant to which the Company, the Subsidiary or any third party is authorized to use, sell, distribute or license any Intellectual Property. Except as provided in Schedule 2.25(b),  neither the Company nor the Subsidiary is in material violation of any such license, sublicense or agreement. Schedule 2.25 lists all written licenses, sublicenses and other agreements as to which the Company or the Subsidiary is a party and pursuant to which the Company or the Subsidiary is authorized to use any patents, patent rights, trademarks, service marks, logos, trade secrets, copyrights or software of third parties which are incorporated in any existing product or service of the Company or the Subsidiary.

(c)  Except as disclosed on Schedule 2.25(c), no claims with respect to the Intellectual Property are pending or, to the knowledge of the Company or the Subsidiary, threatened by any third party (i) alleging that the manufacture, sale, licensing or use of any Intellectual Property as now licensed or used by the Company, the Subsidiary or any third party infringes on any intellectual property rights of any third party, (ii) against the use by the Company or the Subsidiary of any technology, know-how or computer software used in the business of the Company or the Subsidiary as currently conducted or (iii) challenging the validity, enforceability or effectiveness of any such Intellectual Property or the ownership thereof by the Company or the Subsidiary.

(d)  Except as provided in Schedule 2.25(d), the Company and the Subsidiary have taken reasonable security measures to safeguard and maintain trade secrets owned by the Company and the Subsidiary, as the case may be.  There is no claim pending or, to the knowledge of the Company or the Subsidiary, threatened against the Company or the Subsidiary with respect to any alleged infringement of any intellectual property rights owned or alleged to be owned by a third party and, to the knowledge of the Company, no person or entity is infringing on the Intellectual Property.  Except as provided in Schedule 2.25(d), all officers and employees of the Company and the Subsidiary who have access to proprietary information have executed and delivered to the Company or the Subsidiary, as the case may be, an agreement regarding the protection of proprietary information, and the assignment to or ownership by the Company or the Subsidiary, as the case may be, of all Intellectual Property arising from the services performed for the Company or the Subsidiary, as the case may be, by such persons.  No current or prior directors, stockholders, officers or employees of the Company or the Subsidiary claim any ownership interest in any Intellectual Property, the Company or the Subsidiary, as the case may be.  Neither the Company nor the Subsidiary has received notice in the past three years that any consultant to the Company or the Subsidiary or any third party has claimed an interest in any Intellectual Property as a result of having been involved in the development of such Intellectual Property while consulting to the Company or the Subsidiary.

(e)  To the knowledge of the Company, the Company or the Subsidiary, as the case may be, has the exclusive right to file, procure and maintain all applications and registrations with respect to the Intellectual Property owned thereby and which has been or to the knowledge of Company will be subject to an application or registration.

(f)  Except as provided in Schedule 2.25(f), all patents and registered trademarks, trade names and copyrights held by the Company or the Subsidiary are valid and existing and the Company or the Subsidiary has properly marked, or caused to be marked, all products and services sold or otherwise distributed or rendered with all required or appropriate notices.

(g)  The Company or the Subsidiary, as the case may be, has taken commercially reasonable action to maintain and protect each item of Intellectual Property owned or used by the Company or the Subsidiary.

(h)  To the knowledge of Company, no patent, statute, rule, regulation, code or standard is pending or, to the knowledge of the Company or the Subsidiary, proposed, that could have or has had a Material Adverse Effect on the validity, enforceability, ownership of or right to use, sell, license or dispose of any Intellectual Property.

Section 2.26.                             Bank Accounts.  Schedule 2.26 sets forth a complete list of the names and addresses of each bank, savings and loan association, securities firm or other financial institution in which the Company or the Subsidiary has any savings, checking, securities, investment or other accounts or maintains a safety deposit box, the names or other identification of each such account, the account balances as of the date hereof, and the names or other identification of each person who has authority to draw on such account or who has access to such safety deposit boxes.

Section 2.27.                             Leased Property.  No real property is owned by or has ever been owned by the Company or the Subsidiary.  All real property leases or subleases by the Company or the Subsidiary (each, a “Lease,” and collectively, the “Leases”) are set forth in Schedule 2.27.  Except as specifically set forth on Schedule 2.27, with respect to each Lease (i) the Lease is enforceable, (ii) the Lease will continue to be enforceable on identical terms following the consummation of the Merger; (iii) to the Company’s knowledge, the Company is not in breach of such Lease, and no event has occurred which, with notice or lapse of time, would constitute a breach of the Lease; (iv) all facilities leased or subleased under the Lease have received all permits required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws; and (v) all facilities subject to a Lease are supplied with utilities and other services necessary for the operation of the facilities.  The Company and the Subsidiary each have no outstanding obligations, liabilities or commitments with respect to any Lease or past real property lease which have not been fully and timely satisfied, and all such leases have terminated pursuant to their terms or pursuant to a full settlement and release of claim respecting such lease.

Section 2.28.                             Assets and Properties.  Schedule 2.28 lists all of the material, equipment, vehicles, furniture and other tangible personal property owned, leased or used by the Company and the Subsidiary in connection with its business.  Except as specifically disclosed on Schedule 2.28, all of such listed equipment, vehicles, furniture and other tangible personal property owned, leased or used by the Company and the Subsidiary are in normal working order and condition, ordinary wear and tear excepted.  From the date hereof until the Closing Date, the Company and the Subsidiary agree that such assets shall only be used in the ordinary course of business and shall be subject only to ordinary wear and tear.

Section 2.29.                             Disclosure.  Neither any representation or warranty made herein by the Company nor any written statement, certificate or Schedule given or to be given to Purchaser pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein under the circumstances under which they were made not misleading.

Section 2.30.                             Updating of Schedules.  There has been no Material Adverse Effect in any of the matters reflected in any Schedule delivered pursuant to this Agreement from the respective date thereof to and including the date of this Agreement.  The Schedules which have been delivered by the Company to Purchaser prior to the execution of this Agreement have been prepared by the Company and will be updated by the Company, as the case may be, to include such information as of such date, with any and all changes specifically marked, so that all such Schedules are true, accurate and complete in all material respects, both as of the date hereof and as of the Closing Date.

Section 2.31.                             Location of Assets.  Except as disclosed in Schedule 2.31, all of the material, tangible assets and property of the Company and the Subsidiary are located at the

Company’s facilities in Redmond and Seattle, Washington (exclusive of the personal property and effects of the employees of the Company and the Subsidiary and which are not used or useful in the business of the Company or Subsidiary) and as of the Closing Date are and will be owned by the Company and neither the Stockholders of the Company or Subsidiary nor any third party has any interest whatsoever therein or thereto.

Section 2.32.                             Significant Customers.  The Company has no outstanding material disputes concerning its products and/or services with any Significant Corporate Customer who was a source of revenue to the Company equal to or exceeding $5,000 per annum for the year ended December 31, 2004 (each, a “Significant Corporate Customer”).  The top eight Significant Corporate Customers, by gross revenue for the Company and the Subsidiary paid or payable by such Significant Customer to the Company for the twelve months ended June 30, 2005, are listed on Schedule 2.32.  The Company has not received any written or, to the Company’s knowledge, oral notice from any Significant Corporate Customer that such costumer shall not continue as a customer of the Company or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Purchaser) or that such customer refuses to make payments for products delivered or services rendered.

Section 2.33.                             Privacy.  The Company has provided adequate notice of its privacy practices in its privacy policy or policies, which policy or policies (and the periods such policy or policies have been in effect) are set forth on Schedule 2.33.  The Company’s privacy policies are and have been available on the Company Websites (as defined below) at all times during the periods indicated on Schedule 2.33.  The Company’s actual practices conform, and at all times have conformed, in all material respects to its privacy policies.  The Company has, and to the best of the Company’s knowledge, its employees have, complied in all material respects with all applicable law relating to (a) the privacy of users of the Company’s or the Subsidiary’s services and all Internet websites owned, maintained or operated by the Company or the Subsidiary (collectively, the “Company Websites”), and (b) the collection, storage and transfer of any personally identifiable information collected by the Company, the Subsidiary or by third parties having authorized access to the Company’s Company or the Subsidiary’s records.  The Company’s and the Subsidiary’s privacy policies conform, and at all times have conformed, in all material respects to all of the Company’s contractual commitments to its customers and the viewers of the Company Websites.  Each of the Company Websites and all materials distributed or marketed by the Company or the Subsidiary have at all times made all disclosures to users or customers required by applicable law, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable law.  No claims have been asserted or, to the knowledge of the Company, are threatened against the Company or the Subsidiary by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of the Company or the Subsidiary.  With respect to all personal and user information described in this Section 2.33, the each of the Company and the Subsidiary has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the knowledge of the Company, there as been no unauthorized access to or other misuse of that information.

Section 2.34.                             Broker’s Fee.  Other than the fees and expenses due to Capital Run LLC, which shall be paid by the stockholders of the Company as provided in Section 1.11 at or before Closing, neither the Company nor any stockholder of the Company has incurred, nor will it or they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE 3

Representations, Warranties and Covenants of the Company Stockholders

In addition to the representations and warranties set forth above, each of the Company Stockholders individually hereby represents and warrants to the Purchaser as of the date hereof, as follows:

Section 3.1.                                   Authority.  The Company Stockholder is fully able to execute and deliver this Agreement and to perform such holder’s covenants and agreements hereunder, and this Agreement constitutes a valid and legally binding obligation of such holder, enforceable against such holder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  The Company Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any third party or governmental entity in order to consummate the transactions contemplated by this Agreement.

Section 3.2.                                   No Legal Bar; Conflicts.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any encumbrance pursuant to the terms of any contract or agreement to which the Company Stockholder is a party or by which such holder or any of such holder’s assets is bound.

Section 3.3.                                   Ownership of Shares.  The Company Stockholder owns the shares of Company Common Stock set forth next to such Company Stockholder’s name on Schedule 2.3(f) free and clear of any liens, charges, claims, encumbrances, taxes, security interests, options, warrants purchase rights, contracts, commitments, equities, claims or demands, except as provided in Schedule 2.3(f).  The holder is not a party to any option, warrant, purchase right or other contract or commitment that could require the holder to sell, transfer or otherwise dispose of any capital stock of the Company (other than this Agreement).  The holder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.  Such holder has the right to transfer his or her shares of Company Common Stock to the Purchaser and, upon transfer of such shares of Company Common Stock to Purchaser hereunder, Purchaser will acquire good and marketable title to such shares of Company Common Stock, free and clear of any liens, charges, claims, encumbrances taxes, security interests, options, warrants purchase rights, contracts, commitments, equities, claims or demands.

Section 3.4.                                   Accredited Investor.  The Company Stockholder understands (i) that the shares of Purchaser Common Stock to be received by such Company Stockholder have not been, and will not be registered under the Securities Act, or under state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Purchaser Common Stock solely for his or her own account for investment purposes, and not with a view toward distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Purchaser and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Purchaser Common Stock, (v) is able to bear the economic risk and lack of liquidity in holding the Purchaser Common Stock and (vi), subject to Section 1.6, is an “accredited investor” or has appointed a “Purchaser Representative,” each as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE 4

Representations and Warranties of Purchaser and the Merger Sub

As an inducement to the Company to enter into and perform this Agreement, Purchaser and the Merger Sub covenants, represents and warrants to, and agrees with, the Company as follows:

Section 4.1.                                   Corporate Status of Purchaser.  Purchaser and the Merger Sub are corporations duly organized, validly existing and in good standing under the laws of Delaware and Washington, respectively, with full corporate power and authority to own, lease and operate their respective properties and to carry on the business as now being conducted.

Section 4.2.                                   Authority.  Purchaser and the Merger Sub have full legal capacity, power and authority to enter into and perform this Agreement.

Section 4.3.                                   Authority of Purchaser and Merger Sub.  The execution and delivery of this Agreement by Purchaser and the Merger Sub and the consummation of the transactions contemplated hereby have been or will be duly authorized by all necessary corporate action on the part of Purchaser and the Merger Sub.  This Agreement has been duly executed and delivered by Purchaser and the Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Purchaser and the Merger Sub enforceable against each of them in accordance with its terms.

Section 4.4.                                   Capital Structure.

(a)  The authorized stock of Purchaser consists of 70,000,000 shares of Common Stock, of which 21,190,558 shares were issued and outstanding as of October 5, 2005 (subject to any subsequent adjustment upwards or downwards, as the case may be, for any stock dividends, combinations, splits or reverse splits), and 5,000,000 shares of Preferred Stock, none of which are issued and outstanding as of the date of this Agreement.  All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

(b)  The shares of Purchaser Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable.

Section 4.5.                                   SEC Documents.  Purchaser has made available to the Company true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”), all in the form so filed (all of the foregoing being collectively referred to as the “SEC Documents”).  As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC.

Section 4.6.                                   Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Purchaser has received any notice of assertion against Purchaser which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

ARTICLE 5

Conditions Precedent to Obligations of Purchaser and the Merger Sub

The obligations of Purchaser and the Merger Sub under this Agreement are, at Purchaser’s option, subject to the fulfillment at or prior to the Closing of each of the following conditions, upon the nonfulfillment of any of which, at Purchaser’s option, this Agreement may be terminated with the effect set forth in Section 9.2 hereof:

Section 5.1.                                   Accuracy of Representations, Warranties and Covenants.  The representations and warranties of the Company set forth in Article 2 hereof shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date.  The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.  The Company shall have delivered to Purchaser a certificate executed by an executive officer dated the day of the Closing Date and signed by the Company to the effect set forth in this Section 5.1.

Section 5.2.                                   Termination of Security Interests.  Purchaser shall have received filed stamped copies of UCC termination statements executed by each person or entity holding a security interest in any assets of the Company or any Subsidiary, and such other documentation necessary for, as of the Closing Date terminating all such security interests, together with evidence satisfactory to the Purchaser relating to and evidencing the termination of the Company’s obligations pursuant to the agreements or understandings relating to the creation of such security interests and terminating such security interests.

Section 5.3.                                   Licenses, Permits, Approvals, Etc.  Purchaser shall have obtained, without significant burden or expense and in form and substance reasonably satisfactory to Purchaser and its legal counsel, all material governmental, administrative and other licenses, permits, approvals, consents and authorizations, which, in the reasonable opinion of Purchaser, are required or desirable in connection with the operation of the Surviving Corporation and the Subsidiary after the Effective Time.

Section 5.4.                                   Independent Consulting Agreements.  The Consulting Agreements executed by each of Girolami and Gough on the date of this Agreement shall remain in full force and no action shall have been taken by any of the parties thereto to rescind such agreements.

Section 5.5.                                   Repurchase Agreement.  Each of Girolami, Gough and Chavis shall have executed and delivered to Purchaser the Repurchase Agreement, and such agreement shall remain in full force and effect.  Among other things, the Repurchase Agreement shall provide that (i) a total of 760,110 shares of Purchaser Common Stock (“Earn-Out Shares”) shall be subject to a right of repurchase in favor of the Purchaser (the “Repurchase Right”; (ii) the Purchaser may repurchase any shares subject to the Repurchase Right for $.001 per share if an Earn-Out Objective is not met, as further provided in the Earn-Out and (iii) Purchaser may retain possession of the certificates evidencing the Earn-Out Shares; and (iii) the Earn-Out Shares shall be added to the Holdback Shares, if and to the extent the Losses of any Purchaser Indemnified Party during the Indemnification Period exceed the value of the Holdback Shares available for the satisfaction of such Losses are inadequate.  Subject to the foregoing, as the Earn-Out Shares are obtained, the certificates evidencing such Earn-Out Shares shall be immediately released to Girolami, Gough and Chavis, as provided in the Repurchase Agreement.

Section 5.6.                                   Approval of Legal Matters by Counsel.  There shall have been furnished to counsel for Purchaser certified copies of such corporate records of the Company and copies of such other documents as such counsel may reasonably have requested.

Section 5.7.                                   No Adverse Proceedings.  There shall be no action, suit, proceeding or claim instituted or threatened by a third party relating to the transactions contemplated hereby.

Section 5.8.                                   Receipt of Closing Documents.  Purchaser shall have received all of the closing documents referred to in Section 7.2 hereof.

Section 5.9.                                   Approval of Updated Schedules.  All Schedules required to be provided to Purchaser pursuant to Article 2 hereof shall have been updated to the Closing Date by the Company and delivered to Purchaser and any new material information contained in said updated Schedules shall be satisfactory to Purchaser in its sole discretion and in all respects.

Section 5.10.                             Third Party Consents.  All consents of third parties reasonably determined by Purchaser to be necessary or desirable, including without limitation with respect to those contracts listed in Schedule 5.10 attached hereto, shall have been obtained in form and substance reasonably acceptable to Purchaser, including, without limitation, any lessor consents or any consents of third parties to Material Contracts which have “change of control” or “non-assignment” provisions.

Section 5.11.                             Company Stockholder Matters.  This Agreement and the Merger shall have been duly approved and adopted by the requisite vote of the stockholders of the Company under applicable law.  The Purchaser shall have received the Certificates representing the Company Common Stock.

Section 5.12.                             Dissenting Shares.  The aggregate number Dissenting Shares shall not exceed 10% of the Company Stock outstanding immediately prior to the Effective Time.  The Company shall have delivered to Purchaser a certificate dated the Closing Date and signed by an authorized officer of the Company to the effect set forth in the first sentence of this Section.

Section 5.13.                             Exemption.  Purchaser shall determine, in its sole discretion, that the issuance of Purchaser Common Stock to all of the Company Stockholders and the Directed Payments under Section 1.11 pursuant to this Agreement and the Merger shall be exempt from the registration provisions of the Securities Act and applicable state securities law.

Section 5.14.                             No Debt.  As of the Closing Date, the Company (including the Subsidiary) shall have retired the debt and other amounts owned on Schedule 5.14 and the Company shall have provided evidence satisfactory to the Purchaser relating to the termination of such obligations.

Section 5.15.                             Tax Returns.  The Company shall have filed all required tax returns and the information contained in such returns shall be reasonably acceptable to the Purchaser.

Section 5.16.                             Extinguishment of Options.  The Company shall cause all warrants, options, subscriptions, convertible securities or other contracts or rights to have been exercised or terminated prior to the Effective Time of the Merger and shall have provided evidence satisfactory to the Purchaser regarding same.

Section 5.17.                             PLLC Agreement.  The Company shall have terminated all agreements with, and shall have no further liability relating to, Sound Weight Solutions, PLLC.

ARTICLE 6

Conditions Precedent to Obligations of the Company

The obligations of the Company under this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, upon the nonfulfillment of any of which, at its option, this Agreement may be terminated with the effect set forth in Section 9.2 hereof:

Section 6.1.                                   Accuracy of Representations, Warranties and Covenants.  The representations and warranties of Purchaser and Merger Sub set forth in Article 3 hereof shall be true and correct in all material respects as of the date when made and as of the Closing Date.  Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.  Purchaser shall have delivered to the Company a certificate executed by an executive officer dated the day of the Closing Date and signed by Purchaser to the effect set forth in this Section 6.1.

Section 6.2.                                   Receipt of Closing Documents.  The Company shall have received all of the closing documents referred to in Section 7.3 hereof.

Section 6.3.                                   Company Stockholder Approval.  This Agreement and the Merger shall have been duly approved and adopted by the requisite vote of the stockholders of the Company under applicable law.

Section 6.4.                                   Consulting Agreements.  The Company shall have entered into the Consulting Agreements.

Section 6.5.                                   Release of Guarantees.  The guarantees of Girolami and Gough of debt owed by the Company to US Bank shall be released, subject to Closing, as provided in Section 8.5 hereof and the Company shall have paid or, in the reasonable determination of Girolami and Gough, adequate arrangements to repay the June Shareholder Loans shall have been made.

ARTICLE 7

Closing

Section 7.1.                                   Date, Time and Place of Closing.  The closing in respect of the Merger (herein referred to as the “Closing”) shall be held at the offices of Heller Ehrman LLP, 4350 La Jolla Village Drive, La Jolla, California, at 10:00 a.m. Pacific Time, on the fifth (5th) business day following the satisfaction of the conditions set forth in Articles 5 and 6 hereof (other than those conditions specified in Sections 5.7, 5.8 or 6.2 thereof which by their nature are to first be satisfied on the Closing Date), but such date shall not be less than 20 days from the date of this Agreement, or such other date mutually agreed to by the parties (herein referred to as the “Closing Date”), which date (unless otherwise mutually agreed by the parties) shall be the day of the Effective Time.

Section 7.2.                                   Documents to Be Delivered by the Company to Purchaser.  The Company agrees to deliver to Purchaser on the Closing Date the following:

(a)  Certificate of Merger.  The Certificate of Merger duly executed by an authorized officer of the Company.

(b)  Charter Documents.  The Articles of Incorporation and all amendments thereto of the Company certified by the Secretary of the State of Washington as of a date not more than two (2) days prior to the Closing Date.  The Certificate of Formation of the Subsidiary, certified by the Secretary of State of Washington, together with the certificate(s) representing all of the membership interests in the Subsidiary and a copy of the limited liability company agreement of the Subsidiary.

(c)  Good Standing Certificates.  Certificates of good standing for the Company and the Subsidiary issued by the Secretary of the State of Washington as of a date not more than two (2) days prior to the Closing Date.

(d)  Certificates of Secretarial Officer.  Certificates of the Secretary or an Assistant Secretary of the Company and the Subsidiary dated the Closing Date with respect to (i) the bylaws of the Company, (ii) the bylaws of the Subsidiary, (iii) the incumbency of the officers of the Company and the Subsidiary and (iv) resolutions of the Board of Directors of the Company authorizing and approving the Merger and this Agreement and the execution, delivery and performance of any documents referred to in this Agreement to which the Company is to be a party.

(e)  Releases.  General release by each of the Stockholders and all option holders of the Company of all claims, causes of action, pending or threatened, and demands whatsoever that they may have against the Company or the Subsidiary or the directors, officers, agents and employees of either of them to the Closing Date.  With respect to Girolami, Gough and Hermer, such release shall also recognize the cancellation of the Loan Agreement, and with respect to each option holder such release shall also recognize the cancellation of all rights to purchase any equity interests in the Company, the Subsidiary, Merger Sub or the Purchaser.

(f)  Disclaimer of Interest Letter.  A written agreement from those officers, directors, employees and consultants of the Company and the Subsidiary specified by Purchaser that they have no interest or claim whatsoever in or to any programs, software, formulas, patents, copyrights, inventions or other tangible or intangible property owned or used by the Company or the Subsidiary in connection with their respective businesses or any claim to any revenues relating thereto, assigning any ownership interests therein any claim to any revenues relating thereto to the Company and the Surviving Company, and agreeing not to appropriate or use any such property, directly or indirectly, for their own benefit.

(g)  Settlement Agreement.  A general release and settlement by International Content, Inc. [(also referred to by the Company as “Content Solutions Inc.”)] of all claims that it may have against the Subsidiary or the Company, which agreement shall be in form and substance satisfactory to the Purchaser and which shall also include a single-server license to continue to run the Company websites.

(h)  Landlord Letters.  The Company shall have obtained and delivered to the Purchaser all letters from the landlords relating to the real property stating that there is no rent past due, that no breach or unperformed liability or commitment exists with respect or in relation to any real property lease, and setting forth the remaining term of the related leases.

(i)  Other.  Such other documents as may reasonably be requested by Purchaser or its counsel to evidence compliance with any federal or state tax withholding or securities laws.

Section 7.3.                                   Items to Be Delivered by Purchaser.

(a)  Merger Consideration.  The Merger Consideration as provided in Section 1.5, and as otherwise subject to the provisions, hereof.

(b)  Certificate of Merger.  The Articles of Merger duly executed by an authorized officer of the Company.

(c)  Certificates of Secretarial Officer.  Certificates of the Secretary or an Assistant Secretary of the Purchaser dated the Closing Date with respect to (i) the bylaws of the Company, (ii) the incumbency of the officers of the Company and the Subsidiary and (iii) resolutions of the Board of Directors of the Company authorizing and approving the Merger and this Agreement and the execution, delivery and performance of any documents referred to in this Agreement to which the Company is to be a party.

ARTICLE 8

Further Agreements

Section 8.1.                                   Commissions and Expenses of Sale.  In the event that the Merger is not consummated, each party to this Agreement shall bear its own legal, accounting and other related expenses in connection with the transactions provided for herein.

Section 8.2.                                   Other Acquisition Proposals.  From and after the date hereof and until the Closing or the date this Agreement is terminated, none of the Company, the Company Stockholders or the Subsidiary shall, directly or indirectly, solicit or encourage inquiries or proposals with respect to, or participate in any negotiations or discussions concerning:  (i) any acquisition or purchase of shares of the Company Stock; (ii) any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or the Subsidiary; or (iii) any merger, consolidation or other business combination with or involving the Company or the Subsidiary, other than as contemplated by this Agreement. The Company, the Subsidiary, or any Company Stockholder, as applicable, will notify the Purchaser immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Section 8.3.                                   Approvals and Consents.  The Company, Purchaser and the Merger Sub shall take all steps reasonably necessary to obtain the written consent or approval of each and every governmental agency or third party whose consent or approval shall be required in order to permit the consummation of the transactions contemplated by this Agreement.

Section 8.4.                                   FIRPTA.  At or prior to the Closing, the Company requested by Purchaser, deliver to Purchaser a notice that the Company a “U.S. Real Property Interest” as defined in accordance with the of Treasury Regulation Section 1.1445-2(0(3).

Section 8.5.                                   Release of Personal Guarantees of Certain Stockholders.  The Purchaser, with the cooperation of the Company, shall (i) either (a) repay the US Bank Debt (as defined hereinafter) in an amount not to exceed $350,000; or (b) obtain the removal of the guarantees of Girolami and Gough on the US Bank Debt, and (ii) cause the Company to repay the June Shareholder Loans (as defined hereinafter); provided that the sum of the US Bank Debt and the June Shareholder Loans shall not exceed the sum of $350,000. Gough and Girolami shall remain liable for the June Shareholder Loans to the extent that the sum of the US Bank Debt and the June Shareholder loans exceeds $350,000.  In the event that the sum of the US Bank Debt and the June Shareholder Loans exceeds $350,000, the Purchaser shall have the right to elect to satisfy the US Bank Debt (not to exceed $350,000) before any repayment of the June Shareholder Loans.  US Bank Debt means the loans to the Company from US Bank.  June Shareholder Loan means the (i) $20,000 loan in June 2005 from US Bank to Girolami, the proceeds of which, as evidenced by documentation acceptable to the Purchaser, were subsequently loaned to the Company in June, 2005 , and (ii) $20,000 loan in June 2005 from US Bank to Gough, the proceeds of which, as evidenced by documentation acceptable to the Purchaser, were subsequently loaned to the Company in June 2005.

Section 8.6.                                   Additional Covenants of the Company Stockholders.  Each of Girolami, Gough, Hermer and Chavis agrees not to sell, transfer, tender, assign, pledge, encumber, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust or enter into a voting arrangement or agreement, or create or permit to exist and encumbrance of any nature whatsoever with respect to (in each case, other than as a result of death, a “Transfer”), any shares of Company capital stock owned or beneficially held by such Company Stockholder at any time prior to the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms.  At every meeting of the stockholders of the Company called with respect to any of the following, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, the Company Stockholder agrees to vote his or her shares of Company capital stock (i) in favor of approval of this Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger, and (ii) against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by this Agreement.  The Company Stockholder further agrees not, directly or indirectly, to solicit or encourage any offer from any party concerning the possible disposition of all or any substantial portion of the Company’ business, assets or capital stock. The Company Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters rights and any similar rights relating to the Merger or any related transaction that the Shareholder or any other person may have by virtue of the ownership of any of the Company capital stock. In accordance with Section 1.11 hereof, the Company Stockholders shall immediately prior to the Closing, cause the Company to pay the fees and expenses of counsel to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE 9

Amendment and Termination

Section 9.1.                                   Amendment.  This Agreement may be amended by the parties hereto at any time prior to the Effective Time, whether before or after approval hereof by the stockholders of the Company, but, after such approval by the stockholders of the Company, no amendment shall be made without the further approval of such stockholders which alters or changes the amount or kind of consideration to be received by such stockholders in exchange for or on conversion of all or any of the shares of Company Stock as a result of the Merger.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.2.                                   Termination.

(a)  This Agreement may be terminated at any time prior to the Effective Time:

(i)                                     by mutual consent in writing of Purchaser and the Company;

(ii)                                  by Purchaser, by giving written notice of such termination to the Company, (A) if there has been a material breach of any representation, warranty, or agreement herein on the part of the Company which has not been cured or adequate assurance of cure given, in either case within five business days following receipt of notice of such breach from Purchaser, (B) if Purchaser determines at any time that any regulatory approval or consent to be received in connection with the Merger is unlikely to be received or is unlikely to be received in time to permit the lawful consummation of the Merger by 90 days after the date of this Agreement, or contains any conditions or requirements which are not acceptable to Purchaser, or (C) if there shall have occurred or been proposed, after the date of this

Agreement, any change in any law, rule or regulation, or after the date of this Agreement there shall have been any decision or action by any court, government or governmental agency that could reasonably be expected to prevent or materially delay consummation of the Merger;

(iii)                               by Purchaser or the Company pursuant to the preamble of Article 5 or Article 6, as applicable; or

(iv)                              by Company, by giving written notice of such termination to the Purchaser, (A) if there has been a material breach of any representation, warranty, or agreement herein on the part of the Purchaser which has not been cured or adequate assurance of cure given, in either case within five business days following receipt of notice of such breach from Company or (B) if there shall have occurred or been proposed, after the date of this Agreement, any change in any law, rule or regulation, or after the date of this Agreement there shall have been any decision or action by any court, government or governmental agency that could reasonably be expected to prevent or materially delay consummation of the Merger.

Section 9.3.                                   Effect of Termination.  In the event of termination of this Agreement by any party hereto, there shall be no liability on the part of any other party hereto; provided, however, that such termination shall not preclude liability attaching to a party who has caused the termination hereof by an intentional breach of any of its representations, warranties or covenants contained in this Agreement or the willful act or willful failure to act in violation of the terms and provisions of this Agreement.

Section 9.4.                                   Waiver.  Any terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same.  No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty of this agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement.

ARTICLE 10

Survival of Representations and Indemnification

Section 10.1.                             Survival of Representations and Warranties.  Any investigation or examination by Purchaser of the business, records, properties or affairs of the Company or the Subsidiary shall not in any way affect the representations and warranties of the Company contained in this Agreement, except in the case of any representations and warranties that Purchaser knows to be untrue as a result of any investigation or examination, and such representations and warranties herein made by the Company or any Company Stockholder under Article 3 shall be deemed to be remade at and survive the Closing Date for one (1) year (the “Indemnification Period”).

Section 10.2.                             Indemnification by the Company.  Subject to the limitations respecting the survivability of representations and warranties contained in Section 9.1 hereof, the Company agrees to indemnify and hold Purchaser, the Merger Sub and the Surviving Corporation, and their respective directors, officers, successors and assigns (each such person a “Purchaser Indemnified Party”) harmless from and against all liability, loss, cost or expense, including, without limitation, reasonable attorneys’ fees, expenses and costs of litigation and, in the case of Environmental Laws, the costs and expenses of taking any investigative, removal or remedial actions (hereinafter referred to individually as “Loss” and collectively as the “Losses”), which any Purchaser Indemnified Party may, directly or indirectly, sustain by reason of any of the following:

(a)  The inaccuracy of any representation or warranty of the Company herein set forth;

(b)  The inaccuracy of any certificate or Schedule to this Agreement delivered by the Company or the Subsidiary to Purchaser in accordance with the provisions hereof;

(c)  The breach of any of the agreements or covenants of the Company contained herein or in any certificate or other document delivered by the Company or the Subsidiary to Purchaser in accordance with the terms hereof; and

(d)  The (i) inaccuracy of any representation or warranty made or (ii) breach of any covenant by any Company Stockholder pursuant to the provisions of Article 3 hereof or any of Sections 8.2, 8.5, 8.6 or 13.8 of this Agreement.

Notwithstanding the foregoing, the maximum aggregate liability of the Company to Purchaser for breaches of the representations and warranties of the Company or the Company Stockholders hereunder shall not exceed the aggregate Merger Consideration (the “Maximum Liability”) and Purchaser may not make a claim against the Company for any such breach or breaches until Purchaser, the Merger Sub or the Surviving Corporation has sustained Losses of at least $37,500 (the “Claim Threshold”) in connection with any such breach or breaches.  After such Claim Threshold has been met, any Losses in excess of the $25,000 included in the calculation of the Claim Threshold shall be recoverable by Purchaser to the same extent as any other Losses.  The foregoing limitation on the recovery of Losses shall not apply to any Losses relating to or resulting from any fraudulent representations or warranties.  The Purchaser shall be entitled, but not limited, to recover any amounts owed by the Company from the Holdback Shares and the shares subject to the Repurchase Right under the Repurchase Agreement.

Section 10.3.                             Indemnification by the Purchaser.  Purchaser and Merger Sub, jointly and severally, agree to indemnify and hold Company and the Company Stockholders and their respective directors, officers, successors and assigns (each such person a “Company Indemnified Party”) harmless from and against all Losses which any Company Indemnified Party may, directly or indirectly, sustain by reason of any of the following:

(a)  The inaccuracy of any representation or warranty of the Purchaser or Merger Sub herein set forth;

(b)  The inaccuracy of any certificate or Schedule to this Agreement delivered by the Purchaser or the Merger Sub in accordance with the provisions hereof;

(c)  The breach of any of the agreements or covenants of the Purchaser or Merger Sub contained herein or in any certificate or other document delivered by Purchaser or Merger Sub in accordance with the terms hereof.

The maximum aggregate liability among the Purchaser, the Merger Sub and the Surviving Corporation to the Company and each and every Company Indemnified Party for breaches of the representations and warranties of the Purchaser, the Merger Sub or the Surviving Corporation hereunder shall not exceed the aggregate Merger Consideration.

From and after the Effective Time, the right to proceed against an indemnitor for any claim under Article 10 shall be the sole and exclusive post-Closing remedy (except in the case of fraud) available under contract, tort or any other legal theory, to any indemnified party arising out of or in connection with this Agreement, and (except in the case of fraud) no indemnified party shall have the right to bring any other action or otherwise pursue any other remedy whatsoever.

ARTICLE 11

Holdback

Section 11.1.                             Shareholders Representative.

(a)  In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder of the Company, Girolami and Gough (hereinafter collectively referred to as the “Stockholders Representative”) shall be appointed as agent and attorney-in-fact by and for each person or entity (other than holders of Dissenting Shares) which owned beneficially or of record any shares of the Company Stock immediately prior to the Effective Time (hereinafter referred to as the “Holdback Beneficiaries”) to give and receive notices and communications, to authorize payments from the Holdback Shares in satisfaction of claims by the Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders Representative for the accomplishment of the foregoing.  Such agency may be changed by the Holdback Beneficiaries from time to time upon not less than thirty (30) days’ prior written notice to Purchaser; provided that the Stockholders Representative may not be removed unless Holdback Beneficiaries representing at least a two-thirds interest in the Holdback agree in writing to such removal and to the identity of the substituted Stockholders Representative.  Any vacancy in the position of Stockholders Representative may be filled by approval in writing of the Holdback Beneficiaries representing at least a majority in interest of the Holdback Shares.  No bond shall be required of the Stockholders Representative.  Notices or communications to or from the Stockholders Representative shall constitute notice to or from each of the Holdback Beneficiaries.

(b)  The Stockholders Representative shall not be liable for any act done or omitted under this Agreement as Stockholders Representative while acting in good faith and in the exercise of reasonable judgment.  The Holdback Beneficiaries shall jointly and severally indemnify the Stockholders Representative and hold the Stockholders Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders

Representative and arising out of or in connection with the acceptance or administration of the Stockholders Representative’s duties under this Agreement, including the reasonable fees and expenses of any legal counsel retained by the Stockholders Representative.

(c)  A decision, act, consent or instruction of the Stockholders Representative shall constitute a decision of all the Holdback Beneficiaries and shall be final, binding and conclusive upon each of the Holdback Beneficiaries, and the Purchaser and the Surviving Corporation (including the Subsidiary) may rely upon any such written decision, consent or instruction of the Stockholders Representative as being the decision, consent or instruction of each of the Holdback Beneficiaries.  The Purchaser and the Surviving Corporation (including the Subsidiary) are hereby relieved from any liability to any person or entity for any acts done by them in accordance with such decision, consent or instruction of the Stockholders Representative.

Section 11.2.                             Third Party Claim.

(a)  If any third party shall notify Purchaser or its affiliates hereto with respect to any matter asserted by such third party against the Company, the Surviving Corporation or the Subsidiary (hereinafter referred to as a “Third Party Claim”) which may give rise to a claim by Purchaser against the Holdback Shares, then Purchaser shall give notice to the Stockholders Representative within 15 days of Purchaser becoming aware of any such Third Party Claim or of facts upon which any such Third Party Claim will be based setting forth such material information with respect to the Third Party Claim as is reasonably available to Purchaser; provided, however, that no delay or failure on the part of Purchaser in notifying the Stockholders Representative shall relieve the Stockholders Representative and the Holdback Beneficiaries from any obligation hereunder unless the Stockholders Representative and the Holdback Beneficiaries are thereby materially prejudiced (and then solely to the extent of such prejudice).  The notice from Purchaser to the Stockholders Representative shall set forth such material information with respect to the Third Party Claim as is then reasonably available to Purchaser.

(b)  Purchaser shall have the first right to undertake the defense and to compromise or settle any Third Party Claim or consent to entry of any judgment in respect thereof in any manner it may deem appropriate; provide that Purchaser shall (i) cooperate with Stockholders Representative in the defense of any Third Party Claim; (ii), in any claim where the sole remedy is monetary damages the amount of which is less than the Holdback, the Shareholder Representative shall have the right to participate in the defense thereof and (iii) shall not settle any Third Party Claim until it has communicated to Shareholder Representative its intent to do so.

(c)  In all cases, the Stockholders Representative and the Holdback Beneficiaries will reasonably cooperate with Purchaser or its affiliates in the defense of that claim and will provide reasonable access to documents, assets, properties, books and records reasonably requested by Purchaser and material to the claim and will make reasonably available all individuals reasonably requested by Purchaser for investigation, depositions and trial.

Section 11.3.                             Assertion of Claims.

(a)  If any Purchaser Indemnified Party incurs Losses within the Indemnification Period, Purchaser may deliver a certificate signed in good faith (an “Indemnity Officer’s Certificate”) to the Stockholders Representative stating that one or more of the Purchaser Indemnified Parties has paid or properly accrued Losses in an amount specified in such Indemnity Officer’s Certificate, with the basis for such claim set forth in reasonable detail, including the relevant section of this Agreement to which such item is related and certifying that all procedures set forth this Agreement have theretofore been properly complied with by Purchaser.

(b)  Unless, within fifteen (10) calendar days after delivery to Stockholders Representative of a copy of any Indemnity Officer’s Certificate, Stockholders Representative disputes in good faith the claim set forth in such Indemnity Officer’s Certificate, with the basis for such dispute set forth in reasonable detail, such Officer’s Certificate shall constitute full authority to offset the Losses against the Holdback Shares. If Stockholders Representative gives such notice, the Dispute shall be resolved as provided in Section 13.3 hereof.

Section 11.4.                             Holdback.  On the first anniversary of the Effective Date, Purchaser shall deliver to the Shareholder Representative the Holdback Shares, less the aggregate Losses a Purchaser Indemnified Party has incurred plus the potential exposure, if any, for of unpaid Losses that a Purchaser Indemnified Parent anticipates to incur in connection with Indemnification and has provided a Dispute Notice.

ARTICLE 12

Registration of Purchaser Common Stock

(a)  Upon the written request of not less than 66% of the holders of the Purchaser Common Stock issued pursuant to this Agreement which request shall be received no earlier than the first anniversary of the Closing Date, Purchaser shall prepare and file and shall use its commercially reasonable best efforts to have declared effective, at Purchaser’s expense, a S-3 Registration Statement (the “Registration Statement”) relating to the Purchaser Common Stock issued pursuant to this Agreement as may be necessary to enable such holders to dispose of their shares of Purchaser Common Stock, and to maintain the effectiveness of such Registration Statement through the earlier of (i) 90 days after the effectiveness of such Registration Statement, and (ii) the date on which a prospectus is no longer required to be delivered under the Securities Act.  During the period that the Registration Statement referred to in this Article 10 is effective, Purchaser shall have the right by giving written notice to the holders of Purchaser Common Stock whose shares are to be sold pursuant to said S-3 Registration Statement to suspend their right to effect sales pursuant to such Registration Statement for valid business reasons, but only in the event that the officers of Purchaser are restricted from making sales of Purchaser Common Stock.

(b)  To the extent permitted by law, Purchaser will indemnify and hold harmless each holder, against any losses, claims, damages, or liabilities to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) in any Registration Statement; provided, however, that this indemnity shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Purchaser; nor shall Purchaser be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon (a) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in the Registration Statement by any such holder, or (b) a Violation that would not have occurred if such holder had delivered to the purchaser the version of the prospectus most recently made available by Purchaser to the holder as of the date of such sale.

(c)  To the extent permitted by law, each holder will indemnify and hold harmless Purchaser, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls Purchaser within the meaning of the Securities Act, and any other holder selling securities pursuant to the Registration Statement against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or action in respect thereto) arise out of or are based upon any Violation (which includes without limitation the failure of such shareholder to comply with the prospectus delivery requirements under the Securities Act, and the failure of such shareholder to deliver the most current prospectus made available by Purchaser prior to such sale), in each case to the extent that such Violation occurs in reliance upon and in conformity with written information furnished by such shareholder expressly for use in the Registration Statement or such Violation is caused by such holder’s failure to deliver to the purchaser of the holder’s registrable shares a prospectus (or amendment or supplement thereto) that had been made available to such shareholder by Purchaser; provided, however, that this indemnity shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Stockholder Representative, which consent shall not be unreasonably withheld.

ARTICLE 13

Miscellaneous Provisions

Section 13.1.                             Notices.  Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be deemed to have been properly given when delivered personally at the address set forth below for the intended party during normal business hours at such address, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties set forth below, or when sent by recognized overnight courier service or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)  if to Purchaser or Merger Sub, to

IVOW, INC.
2101 FARADAY AVENUE
Carlsbad, California 92008
Fax:  (760) 603-9170
Confirm:  (760) 603-9120
Attention: Dr. Michael Owens, Chief Executive Officer

with a copy to:

HELLER EHRMAN LLP
4350 La Jolla Village Drive
San Diego, California 92122
Attention:  Michael S. Kagnoff, Jeffrey C. Thacker

Fax:  (858) 450-8499

(b)  if to the Company, to

SOUND HEALTH SOLUTIONS, INC.
15446 Bel-Red Rd., Suite B-15
Redmond, WA  98052-5507
Attention: Francis Gough/Teresa Girolami

Fax: (425) 401-0971

with a copy to:

PETERSON RUSSELL KELLY PLLC
1850 SKYLINE TOWER
10900 NE 4TH STREET
BELLEVUE, WA  98004
Attn: Patrick Moran

Fax: 425 451-0714

Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other party hereto.  Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall be deemed given and received for all purposes of this Agreement as of three (3) business days after the date of deposit thereof for air mailing in a duly constituted United States post office or branch thereof, one business day after deposit with a recognized overnight courier service or upon confirmation of receipt of any facsimile transmission.  Notice given to a party hereto by any other method shall only be deemed to be given and received when actually received in writing by such party.

Section 13.2.                             Further Assurances.  Each of the parties hereto hereby agrees that after the Closing Date it will from time to time, upon the reasonable request of another party hereto, take such further action as the other may reasonably request to carry out the Merger and the other transactions contemplated by this Agreement, including, without limitation, the execution and delivery of all further evidences and instruments of transfer and assignment.

Section 13.3.                             Dispute Resolution.

(i)                                     All disputes among arising under this Agreement (“Disputes”) shall be resolved as follows: first, during a period of twenty (20) days following the date on which a party receives notice with respect to any assertion of Losses, the parties hereto shall use their commercially reasonable efforts to resolve such Dispute.

(ii)                                  If such Dispute cannot be resolved within such twenty (20) day period (or such longer period as may then be agreed by the parties hereto), any of the parties hereto may, within the ten (10) day period following such twenty (20) day period (or longer, as applicable) (the “Demand Period”) make a written demand (a “Demand”) to the other party(ies) that the Dispute be submitted to binding arbitration in accordance with this Section.

(iii)                               Subject to this Section, Purchaser and the Stockholders Representative shall agree upon the rules of the arbitration prior to the arbitration and based upon the nature of the disagreement.  To the extent that the Parties cannot agree on the rules of the arbitration, the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as the applicable rules are modified by this Agreement, shall apply. The arbitrators shall specify the basis for their decision, the basis for the Losses awarded and a breakdown of the Losses awarded, and the basis of any other remedy. The arbitrators’ decision shall be considered as a final and binding resolution of the Dispute, shall not be subject to appeal and may be entered as an order in any court of competent jurisdiction in San Diego, California.  Each of the parties hereto agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such order. Any arbitration proceeding will be conducted on a confidential basis. The arbitrators’ discretion to fashion remedies hereunder shall be no broader or narrower than the legal and equitable remedies available to a court.

Section 13.4.                             Execution and Counterparts.  This Agreement may be executed in any number of counterparts, each and all of which shall be deemed for all purposes to be one agreement.

Section 13.5.                             Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 13.6.                             Effectiveness.  This Agreement shall have no force or effect whatsoever unless and until the same shall have been executed and delivered by Purchaser, the Merger Sub and the Company.

Section 13.7.                             Miscellaneous.  This Agreement together with the Consulting Agreements, the Noncompetition and the Repurchase Agreements (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof; (b) is not intended to confer upon any other person or entity who or which is not a party hereto any rights or remedies hereunder; (c) shall be binding upon and inure to the benefit of Purchaser, the Merger Sub and the Company and their respective successors and assigns; and (d) shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of California; provided however, that the matters covered by the Consulting Agreement and Noncompetition Agreement shall be governed by the laws of the state of Washington, without regard to the conflict of laws provisions thereof.

Section 13.8.                             Publicity.  Neither of the Company, the Subsidiary of any Company Stockholder shall issue or cause the publication of any press release or other announcement with respect to this Agreement, or otherwise make any disclosures relating thereto to any third party other than their respective attorneys, accountants and other agents without the prior consent of Purchaser or as otherwise required by applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed as of the day and year first above written.

PURCHASER:
IVOW, INC.

BY:	/s/ Michael H. Owens
Michael H. Owens
President and Chief Executive Officer

MERGER SUB:
ISHS MERGER SUB, INC.

BY:	/s/ Michael H. Owens
Michael H. Owens
Chairman and President

COMPANY:
SOUND HEALTH SOLUTIONS, INC.

BY:
NAME:
ITS:

COMPANY STOCKHOLDERS:

/s/ Teresa Girolami
Teresa Girolami

/s/ Frances Gough
Frances Gough

/s/ Nevil Hermer
Nevil Hermer

/s/ Patryce Chavis
Patryce Chavis

Signature Page to Merger Agreement